UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A I
NF
ORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SNAP-ON INCORPORATED
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on February 27, 2023, may attend the Annual Meeting, which will be held in person on April 27, 2023, at 10:00 a.m. Central Time. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	Bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock on or about February 27, 2023, through such broker or nominee and a form of identification.

HOW TO VOTE

While we offer several methods for you to vote your shares at the Annual Meeting, we encourage you to vote in advance of the meeting through the internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

You may (i) vote at the Annual Meeting or (ii) authorize the persons named as proxies on the proxy card to vote your shares by returning the enclosed proxy card through the internet, by telephone or by mail.

To vote over the internet:

Go to www.investorvote.com/sna. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

To vote by telephone:

Call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

To vote by mail:

Complete, sign and return the proxy card to the address indicated on the proxy card.

If shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

WEBCAST OF THE ANNUAL MEETING

Snap-on will also webcast its Annual Meeting live on April 27, 2023, at 10:00 a.m. Central Time. To attend this event, visit Investor Events in the Investors section of Snap-on’s website at www.snapon.com/EN/Investors/Investor-Events and click on the link to the webcast. Individuals on the webcast will be in listen-only mode and will not have the option to vote or otherwise participate in the Annual Meeting. An archived presentation of the Annual Meeting will be available on Snap-on’s website, www.snapon.com, for at least 90 days.

2801 80th Street

Kenosha, Wisconsin 53143

Notice of the 2023 Annual Meeting of Shareholders

March 10, 2023

Dear Shareholder:

Snap-on Incorporated will hold its 2023 Annual Meeting of Shareholders on Thursday, April 27, 2023, at 10:00 a.m. Central Time, at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, Wisconsin 53143.

This year’s meeting is being held for the following purposes:

1.	to elect 10 directors to each serve a one-year term ending at the 2024 Annual Meeting;

2.	to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2023;

3.

to hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement;

4.	to hold an advisory vote related to the frequency of future advisory votes to approve the compensation of the Company’s named executive officers; and

5.	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s performance.

Only shareholders as of the close of business on February 27, 2023, the record date for the Annual Meeting, will have the opportunity to vote, participate in and ask questions at the Annual Meeting. If you are a shareholder and plan to attend the Annual Meeting in person, please refer to the section of the Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting” for information about attendance requirements.

The Company recommends that shareholders vote in advance of the Annual Meeting through the internet, by telephone or by returning a completed proxy card so that the vote count will not be delayed.

The Annual Meeting will also be webcast. Individuals on the webcast will be in listen-only mode and will not have the option to vote or otherwise participate in the meeting.

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. If you prefer, you may email questions or comments to InvestorRelations@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Richard T. Miller

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2023. The proxy statement and annual report to security holders are available under the Investors section of the Company’s website at www.snapon.com.

The Board of Directors recommends the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2023;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	for the holding of future advisory votes to approve named executive officer compensation ANNUALLY (i.e., “1 Year” on the proxy card or voting instruction form).

To vote in person at the Annual Meeting, you will need to request a ballot to vote your shares. If you vote in advance of the Annual Meeting by proxy, either by internet, telephone or mail, and later find that you will be present at the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN IS THE ANNUAL MEETING?

A:    Snap-on Incorporated (“Snap-on,” “we” or the “Company”) will hold its 2023 Annual Meeting of Shareholders on Thursday, April 27, 2023, at 10:00 a.m. Central Time, at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, Wisconsin 53143.

Q:    WHO CAN ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on February 27, 2023 (the “Record Date”), may attend and vote at the Annual Meeting. As of the Record Date, Snap-on had 53,128,822 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each proposal.

As noted below, the Annual Meeting will also be webcast. Individuals on the webcast will be in listen-only mode and will not have the option to vote or otherwise participate in the meeting.

Q:    HOW DO I ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on the Record Date may attend the Annual Meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	If shares are registered in your name, bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock on or about the Record Date through such broker or nominee and a form of identification.

Q:    HOW DO I LISTEN TO THE WEBCAST OF THE ANNUAL MEETING?

A:    On the day of the Annual Meeting, visit Investor Events in the Investors section of Snap-on’s website at www.snapon.com/EN/Investors/Investor-Events and click on the link to the webcast. Individuals on the webcast will be in listen-only mode and will not have the option to vote or otherwise participate in the Annual Meeting. An archived presentation of the Annual Meeting will be available on Snap-on’s website, www.snapon.com, for at least 90 days.

Q:    HOW DO I VOTE?

A:    While we offer several methods for you to vote your shares at the Annual Meeting, we encourage you to vote in advance of the meeting through the internet, as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

You may (i) vote at the Annual Meeting or (ii) authorize the persons named as proxies on the proxy card, Nicholas T. Pinchuk and Richard T. Miller, to vote your shares by returning the enclosed proxy card through the internet, by telephone or by mail.

To vote over the internet:

Go to www.investorvote.com/sna. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

To vote by telephone:

Call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

To vote by mail:

Complete, sign and return the proxy card to the address indicated on the proxy card.

If shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT AM I VOTING ON?

A:    At the 2023 Annual Meeting, you will be voting on the following proposals:

1.	The election of 10 directors to each serve a one-year term ending at the 2024 Annual Meeting. The Board’s nominees are:

• David C. Adams • Karen L. Daniel • Ruth Ann M. Gillis • James P. Holden • Nathan J. Jones	• Henry W. Knueppel • W. Dudley Lehman • Nicholas T. Pinchuk • Gregg M. Sherrill • Donald J. Stebbins

2.	A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for fiscal 2023.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein.

4.	An advisory proposal related to the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2023;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	for the holding of future advisory votes to approve named executive officer compensation ANNUALLY (i.e., “1 Year” on the proxy card or voting instruction form).

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at the meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a majority of the votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not considered as votes cast with respect to each director-nominee and, therefore, will have no impact on the election of directors.

An affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2023. Abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

An affirmative vote of a majority of the shares represented at the meeting is required to approve the compensation of the Company’s named executive officers on an advisory basis. Abstentions will act as votes against this proposal; however, broker non-votes will have no effect on this advisory vote.

For purposes of determining the results of the advisory vote related to the frequency of future advisory votes to approve named executive officer compensation, the frequency receiving the greatest number of votes, whether annually, every two years or every three years, will be considered the frequency approved by shareholders. Abstentions and broker non-votes do not constitute votes for any particular frequency and will have no effect on the outcome of this advisory vote.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the particular proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer compensation and the advisory vote regarding the frequency of future advisory votes to approve named executive officer compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO WILL COUNT THE VOTE?

A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. Representatives from Computershare will also serve as the election inspectors.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has appointed a proxy does not in itself revoke a proxy.

Street name holders who wish to change their proxy prior to the voting thereof should contact the broker, bank or other holder of record to determine whether, and if so how, such proxy can be revoked.

Q:    IF I PREVIOUSLY VOTED, MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a proxy card or vote through the internet or by telephone, you may still vote at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary in advance of the Annual Meeting.

Street name holders who wish to vote at the meeting will not be permitted to do so unless they first obtain a proxy issued in their name from the bank, broker or other holder of record, as discussed above.

Q:    CAN SHAREHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

A:    Yes. Shareholders will be able to ask questions during the question-and-answer period of the Annual Meeting. We will answer questions that comply with the meeting rules of conduct, which will be available at the Annual Meeting.

Q:    WHAT IF I OWN SHARES AS PART OF SNAP-ON’S 401(k) SAVINGS PLAN?

A:    Shares held by the Snap-on Incorporated 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants as of April 24, 2023.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone and facsimile, or in person. We have retained Georgeson LLC to assist us in the solicitation of proxies for $12,500 plus expenses. This assistance will include requesting that brokerage houses, depositories, custodians, nominees and fiduciaries forward proxy soliciting material to the beneficial owners of the stock they hold; such assistance will also include the preparation of an institutional shareholder contact list that contains these shareholders’ voting guidelines. We will bear the cost of this solicitation and reimburse Georgeson LLC for these expenses.

Q:    WHEN WILL PROXY MATERIALS FIRST BE MAILED TO SHAREHOLDERS?

A:    Snap-on expects to begin mailing proxy materials (including this Proxy Statement) to shareholders on or about March 10, 2023. Proxy materials are also being made available by internet posting on or about March 10, 2023.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To consolidate your accounts so that you receive only one set of proxy materials in the future, please contact our transfer agent, Computershare, toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2024 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 11, 2023, for the proposal to be considered for inclusion in our proxy materials for the 2024 Annual Meeting. To otherwise bring a proposal or nomination before the 2024 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 28,

2024, and February 27, 2024. If we receive your notice after February 27, 2024, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment. In addition to satisfying the requirements under our Bylaws, to comply with the Securities and Exchange Commission’s (the “SEC”) universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 27, 2024.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Snap-on Incorporated

Attention: Corporate Secretary

2801 80th Street

Kenosha, Wisconsin 53143

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1:	ELECTION OF DIRECTORS

The Board of Directors is currently comprised of 10 directors. This year’s Board nominees for election for one-year terms expiring at the 2024 Annual Meeting, and until their successors are elected and qualified, are listed below.

It is our policy that the Board of Directors should reflect a broad variety of characteristics, experience and talents. When the Corporate Governance and Nominating Committee of the Board determines which directors to nominate for election at any meeting of shareholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the Board within these criteria. For further information about the criteria used to evaluate Board membership, see “Corporate Governance Practices and Board Information—Nomination of Directors” below.

The following is information about the experience of the nominees. Together, this experience and the attributes included in “Composition of the Board” below provide the reasons that these individuals continue to serve on the Board and are nominated for re-election to the Board.

David C. Adams

Director since June 2016

Mr. Adams, age 69, retired as Executive Chairman of Curtiss-Wright Corporation, a global provider of highly engineered, critical function products and services to the commercial, industrial, defense and energy markets, in May 2022, after serving in such role since 2021; he was originally appointed as Chairman of Curtiss-Wright in 2015. Mr. Adams served as Chief Executive Officer and President of Curtiss-Wright from 2013 and 2012, respectively, until his retirement from those roles in 2021. He previously served as Curtiss-Wright’s Chief Operating Officer, and prior thereto, he served as a Vice President of Curtiss-Wright and as President of Curtiss-Wright Controls, Inc., its former motion control segment. Mr. Adams continues to serve as a director of Curtiss-Wright. Mr. Adams earned a Bachelor of Science degree from California State University and a Master of Business Administration degree from California Lutheran University.

Karen L. Daniel

Director since December 2005

Ms. Daniel, age 65, retired in 2018 as Division President and Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information. She also serves as a director of Commerce Bancshares, Inc. and Teladoc Health, Inc. Ms. Daniel served as a director of Livongo Health, Inc. until its merger with Teladoc Health, Inc. in 2020. In addition, Ms. Daniel is a Certified Public Accountant. Ms. Daniel earned a Bachelor of Science degree in accounting from Northwest Missouri State University and a Master of Science degree in accounting from the University of Missouri-Kansas City.

Ruth Ann M. Gillis

Director since July 2014

Ms. Gillis, age 68, retired in 2014 as Executive Vice President and Chief Administrative Officer of Exelon Corporation, a utility services holding company engaged in energy generation and delivery. She was also President of Exelon Business Services Company, a subsidiary of Exelon that provides transactional and corporate services to Exelon’s operating companies. Previous roles included service as Executive Vice President of ComEd, an Exelon subsidiary, and as the Chief Financial Officer of Exelon. Prior to the merger that formed Exelon, Ms. Gillis was the Chief Financial Officer of Unicom Corp., a producer, purchaser, transmitter, distributor and seller of electricity. She also serves as a director of KeyCorp and Voya Financial, Inc. Ms. Gillis earned a Bachelor of Arts degree in economics from Smith College and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

James P. Holden

Director since July 2007

Mr. Holden, age 71, has been our Lead Director since 2009. He served 27 years in the automotive industry, including 19 years with DaimlerChrysler and its predecessor, Chrysler Corporation. He previously served as President and Chief Executive Officer of DaimlerChrysler Corporation, a U.S. subsidiary of DaimlerChrysler AG. Mr. Holden also serves as a director of Sirius XM Holdings Inc. He served as a director of Elio Motors, Inc. until 2021, and Speedway Motorsports, Inc. until 2019. Mr. Holden earned a Bachelor of Science degree in political science from Western Michigan University and a Master of Business Administration degree from Michigan State University.

Nathan J. Jones

Director since July 2008

Mr. Jones, age 66, retired in 2007 as President, Worldwide Commercial & Consumer Equipment Division of Deere & Company, a manufacturer of agricultural, commercial and consumer equipment. He previously served as Deere & Company’s Senior Vice President and Chief Financial Officer and as its Vice President and Treasurer. Mr. Jones earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin-Eau Claire and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

Henry W. Knueppel

Director since September 2011

Mr. Knueppel, age 74, retired in 2011 as Chairman of the Board and Chief Executive Officer of Regal Beloit Corporation, a manufacturer of electric motors, generators and controls, as well as mechanical motion control products, and served as a director of Regal Beloit until 2019. He previously served as Regal Beloit’s President and Chief Operating Officer and as an Executive Vice President prior thereto. Mr. Knueppel served as a director of WEC Energy Group, Inc. until 2021. Mr. Knueppel earned a Bachelor of Arts degree in economics from Ripon College and a Master of Business Administration degree from the University of Wisconsin-Whitewater.

W. Dudley Lehman

Director since May 2003

Mr. Lehman, age 71, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers. He previously served as Group President–Business to Business and as Group President–Infant and Child Care Sectors for Kimberly-Clark. Mr. Lehman earned a Bachelor of Arts degree in political science from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from Wake Forest University.

Nicholas T. Pinchuk

Director since April 2007

Mr. Pinchuk, age 76, has been Snap-on’s President and Chief Executive Officer since 2007 and Chairman of the Board since 2009. Prior to his appointment as President and Chief Executive Officer, Mr. Pinchuk served as Snap-on’s President and Chief Operating Officer, and before that as Snap-on’s Senior Vice President and President–Worldwide Commercial & Industrial Group. Before joining Snap-on in 2002, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation and held various financial and engineering positions at Ford Motor Company. Mr. Pinchuk previously served as a director of Columbus McKinnon Corporation. In addition to his other experience and expertise, Mr. Pinchuk is being re-nominated as a director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board. Mr. Pinchuk earned Master and Bachelor of Science degrees in engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School. Mr. Pinchuk served as an officer of the U.S. Army in Vietnam.

Gregg M. Sherrill

Director since December 2010

Mr. Sherrill, age 70, retired in 2020 as Non-Executive Chairman of Tenneco Inc., a producer of automotive emission control and ride control products and systems, after having served in such capacity since 2018, and also retired as a director of Tenneco in 2020. He served as Executive Chairman of Tenneco from 2017 until 2018, and previously served as Chairman and Chief Executive Officer of Tenneco from 2007 until 2017. Prior thereto, Mr. Sherrill was Corporate Vice President and President, Power Solutions of Johnson Controls Inc., a global diversified technology and industrial company, and held various engineering and manufacturing positions at Ford Motor Company. Mr. Sherrill also serves as a director of The Allstate Corporation. Mr. Sherrill earned a Bachelor of Science degree in mechanical engineering from Texas A&M University and a Master of Business Administration degree from Indiana University’s Graduate School of Business.

Donald J. Stebbins

Director since January 2015

Mr. Stebbins, age 65, retired in 2018 as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc., a manufacturer of aluminum wheels for the automotive industry. Prior thereto, he provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, after having served as Visteon’s President and Chief Operating Officer prior thereto. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins also serves as a director of Kaiser Aluminum Corporation. Mr. Stebbins earned a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

Composition of the Board

The Board is currently composed of individuals with diverse backgrounds, skills and experiences. Our directors have significant experience in industries relevant to our businesses, including automotive, agriculture, banking and finance, energy and power generation, heavy machinery, manufacturing and military and defense. The following is the Company’s matrix of experience for our directors, which together with the directors’ principal occupations and business experience described above provide the reasons that each individual has been nominated to serve on the Board. Boxes marked with an “X” in the matrix below indicate that the particular experience is one of the specific reasons that the individual has been nominated to serve on the Board. The lack of an X does not mean that the director does not possess that experience, but rather that it is not a particular area of focus or expertise that was specifically identified as a reason for that individual’s nomination. In addition to experience, the matrix includes other information about our directors.

Snap-on Industry/Market Knowledge	X	X	X	X	X	X	X	X	X	X
Public Company Experience	X	X	X	X	X	X	X	X	X	X
Global Business Experience	X	X		X	X	X	X	X	X	X
Manufacturing Expertise	X			X		X	X	X	X	X
Sales Expertise	X			X			X	X		X
Marketing Expertise	X			X		X	X
Product Innovation and Product Development	X		X	X		X	X	X	X	X
Information Technology			X	X	X			X
Operations	X		X	X	X	X	X	X	X	X
Qualified Financial Expert	X	X	X	X	X	X		X	X	X
CFO Experience		X	X		X					X
Mergers and Acquisitions	X	X	X		X	X		X	X	X
Strategy Development	X	X	X	X	X	X	X	X	X	X
Executive Compensation	X	X	X	X	X	X	X	X	X	X
Leadership Development	X		X	X	X	X	X	X	X	X
Franchising				X				X
CEO Experience	X			X		X		X	X	X

Additional Information
Age	69	65	68	71	66	74	71	76	70	65
Gender
Male	X			X	X	X	X	X	X	X
Female		X	X
Race/Ethnicity
African American or Black		X
White	X		X	X	X	X	X	X	X	X
Director Since	2016	2005	2014	2007	2008	2011	2003	2007	2010	2015
Independent	X	X	X	X	X	X	X		X	X
U.S. Military Veteran								X
Total Public Company Boards	2	3	3	2	1	1	1	1	2	2

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Shares represented by proxies will be voted according to instructions on the proxy card. Only cards clearly indicating a vote against will be considered as a vote against the nominee. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter, which is available on the Company’s website at www.snapon.com. The charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2024 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2023, for forwarding to the Committee.

To bring a nomination before the 2024 Annual Meeting from the floor during the meeting, you must comply with our Bylaws, which require written notice to the Corporate Secretary between January 28, 2024, and February 27, 2024. If we receive your notice after February 27, 2024, then your proposal or nomination will be untimely. The notice must also meet the requirements set forth in our Bylaws, and if a shareholder intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with the SEC’s universal proxy rules, the shareholder must also provide notice that includes the information required by Rule 14a-19 under the Securities Exchange Act of 1934 by February 27, 2024. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. The Company’s Corporate Governance Guidelines provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 75; however, this restriction does not apply to an individual for so long as that person also serves as the Company’s Chief Executive Officer. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill set and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of the Company’s current directors to augment and complement the skill sets of the current Board members.

Diversity of the Board

The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences, as well as significant interest in and understanding of the Company’s businesses, products, markets and customers, in order to provide the leadership and guidance necessary to oversee the Company’s pursuit of its long-term strategy. The Company is focused on ensuring that the interests of its stakeholders, including shareholders, customers and associates, are fairly represented on its Board by individuals who are passionate about Snap-on, its products and its people. The Committee identifies qualified potential candidates without regard to any candidate’s race, ethnicity, color, national origin, disability, gender, age, religion or creed, but does not have a formal diversity policy. The Board believes that the use of the general criteria discussed above, along with a non-discriminatory policy, will best result in a diverse, engaged and collaborative Board that is well suited to propel Snap-on forward. The Board believes that it currently maintains that diversity. The composition of the Board, as well as the experience and the qualities brought to the Board by our directors, are reviewed annually.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Snap-on Incorporated

Attention: Name of Director

c/o Corporate Secretary

2801 80th Street

Kenosha, Wisconsin 53143

Annual Meeting Attendance

All continuing directors are expected to attend the Annual Meeting of Shareholders in person, by telephone or via a remote communication. If a director attends by phone or via remote communication, he or she is also able to answer questions asked at the Annual Meeting. All directors attended the 2022 Annual Meeting of Shareholders.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met seven times in fiscal 2022. All directors attended at least 75% of the total meetings of the Board and committees of which they were members in fiscal 2022. The Board also conducts regularly scheduled executive sessions of non-management directors. At these executive sessions, our Lead Director presides. Interested persons may communicate about appropriate subject matter with our Lead Director, as described above under the section titled “Communications with the Board.”

The Board is organized so that its committees focus on issues that may require more in-depth scrutiny. The present committee structure consists of the (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation Committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.snapon.com.

Director Independence

The Board reviewed the independence of its members considering the independence tests promulgated by the NYSE and has adopted categorical standards to assist it in making its determinations of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that Ms. Daniel, Ms. Gillis and each of Messrs. Adams, Holden, Jones, Knueppel, Lehman, Sherrill and Stebbins are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the NYSE or in the categorical standards. Mr. Pinchuk, our Chairman, President and Chief Executive Officer, is not considered independent. An immediate family member of Mr. Holden is an employee of the Company, but is not an executive officer, nor is that individual compensated in an amount requiring disclosure under SEC rules. This relationship is permitted by the categorical standards and the Board determined that it did not affect Mr. Holden’s independence.

See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

Board’s Role in Oversight of Risk

The Board, with the assistance of its committees, reviews the Company’s enterprise risk management (“ERM”) program. The ERM program is designed to enable the identification of, and provide management visibility into, the critical enterprise risks facing the Company, as well as to facilitate the incorporation of risk considerations into Company strategy and decision making.

The Audit Committee is primarily responsible for evaluating the Company’s policies with respect to risk assessment and risk management, including risks related to information security and environmental matters such as those pertaining to climate change. The Audit Committee reviews and discusses the Company’s major financial and other risk exposures, including cyber-related risk, and the steps management has taken to monitor and control such risks on a quarterly basis. In addition, management briefs the full Board on the Company’s ERM program, including a dedicated presentation on information security matters at least once per year. The Organization and Executive Compensation Committee oversees risks related to our compensation policies and practices, as well as human capital management. The Organization and Executive Compensation Committee receives reports and discusses whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee is responsible for the oversight of risks associated with corporate governance and compliance. While the full Board has ultimate oversight of the Company’s ESG (as defined in “Sustainability Committee” below) strategy, the Corporate Governance and Nominating Committee reviews the Company’s ESG program’s plans and progress, as well as updates the full Board on ESG-related matters and initiatives on a regular basis. Periodically, the full Board itself conducts a review of risk management at the Company.

Board Leadership Structure

The Board has established the position of Lead Director to assist in overseeing the affairs of both the Company and the Board. The Lead Director is appointed by the Board and must be an independent director. The Lead Director’s responsibilities include: (i) presiding at Board meetings when the Chairman is not present; (ii) providing input to the Chairman regarding the agendas for Board and Committee meetings; (iii) presiding at all meetings of the independent directors; (iv) acting as the principal liaison between the independent directors and the Chairman on sensitive issues; and (v) being available for meetings with shareholders upon the request of the Chairman. Mr. Holden, an independent director, has served as our Lead Director since 2009.

Our Chairman is also our Chief Executive Officer and thus is not an independent director. The Company believes that having one person serve as chairman and chief executive officer allows that individual to leverage the substantial amount of information gained from both roles to lead the Company most effectively and to act as a unified spokesperson on behalf of the Company. Further, the Company believes that the designation of an independent Lead Director provides essentially the same benefits as having an independent chairman in terms of access and an independent voice with significant input into corporate governance, while maintaining Snap-on’s historical practice of generally having its chief executive officer also serve as chairman (other than at times when providing for an orderly transition of chief executive officers).

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the NYSE and the SEC. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent public accounting firm’s qualifications and independence, the performance and retention of the Company’s independent registered public accounting firm, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the compensation of the Company’s independent public accounting firm. The Audit Committee conducts an annual evaluation of its own performance. During fiscal 2022, the Committee met eight times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently, Mr. Jones (Chair), Ms. Gillis and Mr. Stebbins serve on the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders and director compensation. In addition to conducting an annual evaluation of its own performance, the Committee oversees the annual evaluation of the individual Directors and the Board as a whole. Currently, Messrs. Adams (Chair), Holden and Knueppel serve on the Corporate Governance and Nominating Committee. During fiscal 2022, the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating director candidates.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs, as well as our human capital management efforts and safety programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of our other officers. This Committee also administers our incentive stock and compensation plans, as well as the employee and franchisee stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position with the oversight of the Board. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers as it deems appropriate in connection with the discharge of its duties; prior to selecting any such adviser, the Committee considers all factors relevant to the adviser’s independence from management, including those set forth in NYSE and SEC rules. The Committee conducts an annual evaluation of its own performance. Currently, Ms. Daniel (Chair), Mr. Lehman and Mr. Sherrill serve on the Organization and Executive Compensation Committee. During fiscal 2022, the Committee met four times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are described in the section titled “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and written charters for the Audit, Corporate Governance and Nominating and the Organization and Executive Compensation Committees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics (and information about any waivers from the Code that are granted to directors or executive officers) and the charters of the committees are available on the Company’s website at www.snapon.com.

Sustainability Commitment

Snap-on is committed to conducting business and making decisions honestly, ethically, fairly and within the law, and is guided by the Company’s “Who We Are” mission statement, which is translated into multiple languages and prominently displayed in its facilities around the world. Snap-on is dedicated to earning and keeping the trust and confidence of its shareholders, customers, franchisees, distributors, retirees and associates, as well as of the communities where the Company does business. Snap-on’s Code of Business Conduct and Ethics provides guidelines and a framework for conducting business in an ethical manner. These beliefs go beyond Snap-on and are expected of our suppliers as detailed in the Company’s Supplier Code of Conduct. Snap-on has adopted policies that seek to eliminate human trafficking, slavery, forced labor and child labor from its global supply chain, and has formalized its commitment to protecting human rights in the Company’s Human Rights Policy.

Snap-on prioritizes continuous improvement in all facets of its operations, including environmental matters and health and safety. The Company strives to protect environmental quality and human welfare in its workplaces and communities by implementing sound policies designed to prevent, mitigate and reduce Snap-on’s impact on the environment. Our commitment reaches into all aspects of our operations, product development and supply chain, and is intended to promote sustainability.

The internal Environmental, Social and Governance Committee (“ESGC”) supports the Company’s ongoing commitment to the environment, health and safety, social responsibility, governance and sustainability (collectively, “ESG”). The ESGC is a cross-functional management committee assigned to focus on: (i) maintaining a framework for addressing ESG matters and recommending general strategy relating to such matters; (ii) advising on policy development to implement the approved strategy, and recommending appropriate methods to monitor resulting initiatives; (iii) coordinating and facilitating communications with business and operating units, employees, investors and stakeholders with respect to ESG matters; and (iv) monitoring and assessing developments relating to ESG matters. The ESGC, which is currently chaired by the Vice President, Environmental, Social and Governance, reports to the Chief Executive Officer and updates the Corporate Governance and Nominating Committee about its plans and actions at least two times per year. The full Board has ultimate oversight of the Company’s strategy related to ESG matters and receives regular reports on the subject from the Corporate Governance and Nominating Committee.

Feedback on the evaluation of risks and/or opportunities related to ESG matters identified by the ESGC and by the Company’s operating units is included and discussed as part of the Company’s quarterly operations reviews with senior management.

Snap-on’s sustainability framework is focused on key areas impacting our industry, including energy management, employee health and safety, and material management, and is aligned with the standards of the Value Reporting Foundation (formerly known as the Sustainability Accounting Standards Board or “SASB”), which has been consolidated into the International Financial Reporting Standards Foundation.

Below is a discussion of the pillars of Snap-on’s sustainability commitment:

•	Economic

Snap-on connects with its customers—serious professionals performing critical tasks, often in harsh and punishing conditions, where the penalty for failure is high. The Company serves the makers and the fixers, the hard-working men and women who move our world forward. Since the 1920 invention of the original Snap-on interchangeable socket set, the Company’s principle value-creating mechanism has been to observe work, to translate insights gained and to provide solutions that make essential tasks easier. Snap-on is committed to creating high quality products, to providing a safe and healthy workplace, and to acting as an environmentally responsible neighbor. The Company’s makes health, safety and the environment priorities as it manages existing, and develops new, products and processes. The Company believes that setting environmental goals as part of its daily operations promotes its economic health and operational growth, and, as such, should help safeguard natural resources and the environment.

○

Design for the Environment – Snap-on aims to manufacture its products efficiently while maintaining high quality and remaining competitive in the global marketplace. The Company implements product innovation and design practices aimed at reducing the impact on the environment, including reducing packaging and using wood handles certified according to the Forest Stewardship Council.

○

Product Safety – Snap-on believes the safety of customers and users of its products is of the highest importance. The Company’s commitment to safety begins with the design and manufacture of products that meet or exceed applicable standards. The breadth of Snap-on’s offerings provides the right variety of tools and equipment for each job, including a wide array of safety equipment to protect users at times when they need to be in harm’s way. In addition to other safety features, many of the Company’s tools are ergonomically designed to mitigate repetitive motion injuries for users.

○

Product Regulatory Compliance – Product regulatory compliance for Snap-on includes safety approvals and certifications, radio transmission certification, electromagnetic compatibility (EMC) compliance and environmental requirements, including those related to energy efficiency. Snap-on’s suppliers are required to comply with all applicable product requirements and undergo periodic audits conducted by Snap-on, or a third party, to verify compliance with applicable product requirements.

•	Environmental

Snap-on is committed, as a part of its daily operations, to safeguarding natural resources and the environment.

○

EH&S Management System & Compliance Reviews – The Snap-on Environment, Health and Safety (“EH&S”) Management System serves as the organizing framework that is intended to enable the Company to achieve and sustain its environmental, operational and business objectives. The EH&S System, which is applied worldwide, is based upon continual improvement and is certified to ISO 9001:2015, ISO 14001:2015 and ISO 45001:2018. Internal environmental compliance reviews are conducted regularly at all Snap-on facilities.

○

Conservation & Recycling – Snap-on’s facilities seek to conserve energy and natural resources through the prudent use of energy, the elimination or reduction of pollution at its source and the proper disposal or effective treatment of any waste that is not recycled.

○

CDP – In 2008, Snap-on began voluntarily quantifying and reporting greenhouse gas (“GHG”) emissions to the CDP (formerly known as the Carbon Disclosure Project) on an annual basis. The Company’s participation allows it to better integrate climate risks and opportunities into its business practices and to inform interested parties regarding its environmental performance. In 2022, the Company’s total Scope 1 and Scope 2 GHG emissions of 101,805 metric tons of carbon dioxide equivalent (“CO2e”) reflected an intensity of 22.7 (metric tons of CO2e, divided by net sales in millions), which is over 40% lower than when initially reported in 2008.

•	Social Responsibility

Snap-on is committed to earning and keeping the trust and confidence of our shareholders, customers, franchisees, distributors and associates. This trust and confidence is critical to Snap-on’s continued success.

○	Safety Philosophy – Snap-on remains committed to non-negotiable product and workplace safety. As a permanent and priority agenda item at all operational meetings, safety comes first.

○

Global Safety Metrics – Snap-on establishes and monitors safety objectives and targets to drive continual improvement, and the Company encourages its associates to participate, develop, and maintain exemplary health and safety management systems and performance.

○

Our People – The passion and character of the Company’s people are what makes Snap-on a global leader. With diverse talents and deep pride in the Snap-on family of brands, associates drive innovation to help create value.

○

Healthy Lifestyles – Snap-on provides many valuable programs that benefit associates throughout their careers with Snap-on and in retirement. The Company encourages associates to make healthy lifestyle choices and it offers a full array of health, welfare and other benefit programs.

○

Continuous Associate Education and Training – Snap-on encourages internships for early career and job training, as well as internal development and outside educational programs for associates. Annual worldwide online compliance training is provided to associates based on position, location and job responsibilities, and includes, among other topics, information security, anti-corruption, anti-slavery and anti-human trafficking training.

○

Upskilling the Workforce – Snap-on is deeply dedicated to honoring and celebrating the dignity of work. The Company supports upskilling the workforce through collaborations with Career and Technical Education (CTE) schools across the United States and throughout the world, and with SkillsUSA and World Skills to engage youth in order to enable and promote technical careers. Additionally, the Company is a founding partner of the National Coalition of Certification Centers (NC3), which aims to more effectively match technical school curricula with the precise needs of the current and future workplace by developing, implementing and sustaining industry-recognized certifications with programs in automotive, aviation, energy, oil and gas, manufacturing and other critical industries. To date, over 250,000 students have earned Snap-on certifications, preparing them for successful and satisfying careers across various technical disciplines.

○

Community Involvement – Snap-on focuses its philanthropic priorities on non-profits in communities where the Company has a significant presence. The Company works diligently to give back to such communities.

○

Human Rights – Paramount to Snap-on’s commitment to integrity and social responsibility is the way the Company treats its associates and the way others within the Company’s supply chain treat their associates. The Company’s Code of Business Conduct and Ethics makes it clear that Snap-on will not tolerate and will not condone the use of slavery, forced, involuntary or coerced labor, child labor, human trafficking or sex trafficking by any employee, agent, subcontractor or supplier in the operation or support of the Company’s business or the manufacture and distribution of its products. As part of its efforts to ensure compliance with these beliefs, Snap-on requires its suppliers, regardless of location, to conduct business consistent with the Company’s standards and to adhere to its Supplier Code of Business Conduct in order to ensure that working conditions in Snap-on’s supply chain are safe, that workers are treated with respect and dignity, that no supplier will engage in human trafficking, slavery, forced labor or child labor, and that business operations are environmentally responsible. Snap-on’s Human Rights Policy formalizes its commitment to protecting human rights.

○

Anti-Bribery and Anti-Corruption Efforts – Snap-on is committed to maintaining high standards of business conduct in the United States and abroad. The Company and its associates must comply with all national and local laws of the countries in which the Company conducts business, applicable international and inter-governmental regulations and all U.S. laws that apply to international activities. Snap-on’s anti-bribery and anti-corruption efforts are overseen by the Company’s Vice President, General Counsel and Secretary.

Additional information regarding Snap-on’s sustainability commitment is available under “Sustainability Commitment,” and the Company’s SASB Index, other climate-related data and Snap-on’s most recent EEO-1 data are presented under “ESG Reporting,” in the “Investors” section of the Company’s website at www.snapon.com.

Human Capital Management

Snap-on is guided by the beliefs and values in the Company’s “Who We Are” mission statement and strives to be the “employer of choice” for its current and future associates. Our “Who We Are” beliefs serve as the guidepost against which we evaluate performance in operating reviews throughout the Company. Furthermore, through our Snap-on Value Creation Processes, a suite of principles we use every day, the Company remains committed to the areas of safety, quality, customer connection, innovation and RCI, which are closely linked to and contribute to improving employee engagement, productivity and efficiency.

Successful execution of our way forward is dependent on attracting, developing and retaining key employees and members of our management team, which we achieve through the following:

•

Snap-on believes strongly in workplace safety. As a permanent priority agenda item at all operational meetings, safety comes first. Snap-on strives to maintain a safe workplace and expects its employees to broadly embrace the Company’s safety programs. Snap-on invests in its strong safety culture and in elevating the importance of worker safety throughout all levels of the organization. For 2022, Snap-on had an overall safety incident rate of 1.12 (number of injuries and illnesses multiplied by 200,000, divided by hours worked).

•

Snap-on is committed to its employees and provides developmental opportunities, as well as competitive pay and benefits. Leadership reviews to identify high potential talent in the organization are conducted on an ongoing basis with all business units and on an annual basis with the Board of Directors. Snap-on offers pension, postretirement health care benefits and stock-based compensation as well as other stock plans, including an employee stock purchase plan for associates in the United States and Canada. Other benefits, such as skill training and tuition assistance programs, are available to employees, but vary from location to location.

•

Snap-on seeks to advance our progress on diversity and inclusion within our Company and is committed to providing equal opportunities. The Company does not tolerate discrimination. As part of our efforts, Snap-on has instituted company-wide training on inclusion and unconscious bias, and has expanded internship, mentorship and recruitment activities for underrepresented groups. Additionally, to further our support of makers and fixers, both within and outside our Company, Snap-on partners with national nonprofit organizations and community colleges to leverage career and technical education to expand the opportunities for underrepresented groups in our facilities, as well as in the critical industries we serve and beyond. The Company is also continuing to invest in and build relationships with several Historically Black Colleges and Universities (HBCUs) to help advance their missions and broaden the pipeline of Black engineers and other technically trained graduates.

•

Snap-on’s people and the behaviors they display define our success, including integrity, respect and teamwork. Annual employee training is used to reinforce ethics, environmental matters, health and safety, human rights, information security and regulatory compliance, and, as noted above, includes anti-corruption training for relevant employees.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

The annual cash retainer for our non-employee directors was $100,000 in fiscal 2022. Annual committee chair fees were as follows: Audit Committee–$22,500; Organization and Executive Compensation Committee–$15,000; and Corporate Governance and Nominating Committee–$12,500. Audit Committee members, excluding the Audit Committee Chair, received an additional annual fee of $12,500. Members of the Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee, other than each committee’s chair, received an additional annual fee of $5,000 for such service. Our Lead Director received an additional annual fee of $30,000 for serving in that role. Non-employee directors do not receive Board or committee meeting attendance fees.

On February 10, 2022, the Board of Directors approved a grant of $155,000 worth of restricted stock under our 2011 Incentive Stock and Awards Plan (the “2011 Plan”) to each non-employee director serving at the time. The number of restricted shares granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date and, as a result, each non-employee director received 725 restricted shares. The restrictions on these shares generally lapse upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control, as defined in the 2011 Plan. The directors have full voting rights with respect to these shares and are entitled to receive cash dividends at the same rate as the dividends paid to our other shareholders.

Directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan (the “Directors’ Fee Plan”). Under the Directors’ Fee Plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last business day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. Earnings on deferred cash amounts were based on the applicable market rates, which averaged 3.48% during fiscal 2022. Dividends on deferred shares of common stock are automatically reinvested.

Directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors who are not eligible to participate in another group health plan may participate in our medical plans on the same basis as our employees; however, non-employee directors must pay the full premium at their own expense. Eligibility to participate in our medical plans ceases upon termination of service as a director. In addition, pursuant to the Company’s employee tool purchase plan, directors are eligible to take advantage of employee discount prices up to a maximum of $5,000 per year, the same limit applicable to Company retirees (who are also eligible to participate in the plan).

Set forth below is a summary of compensation for each non-employee director in fiscal 2022:

Table 1: Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
David C. Adams	$112,500	$153,461	$ 4,263	$270,224
Karen L. Daniel	115,000	153,461	94,445	362,906
Ruth Ann M. Gillis	112,500	153,461	4,263	270,224
James P. Holden	135,000	153,461	80,574	369,035
Nathan J. Jones	122,500	153,461	69,190	345,151
Henry W. Knueppel	105,000	153,461	23,391	281,852
W. Dudley Lehman	105,000	153,461	94,445	352,906
Gregg M. Sherrill	105,000	153,461	30,458	288,919
Donald J. Stebbins	112,500	153,461	4,263	270,224

(1)

Includes annual retainer and committee and chair fees. For Mr. Holden, this amount also includes his fee for serving as Lead Director. As noted above, directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Directors’ Fee Plan.

(2)

Amounts shown represent the grant date fair value of restricted stock granted to non-employee directors during the fiscal year. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) requires us to recognize compensation expense for stock awards granted to our directors based on the estimated fair value of the equity awards at the time of grant. The fair value is expensed over the contractual term of the awards. The grant date fair value of the restricted stock in the table is calculated using the closing price on the grant date ($211.67) and differs from the amount disclosed in “Board Compensation—Non-employee Directors” above because the number of shares is determined based on the average closing price for the Company’s stock for the 30 business days prior to the grant date ($213.75). The assumptions used to determine the valuation of such restricted stock awards are discussed in Note 14 to our Consolidated Financial Statements.

(3)	Each current non-employee director had the following stock awards outstanding as of the end of the fiscal year:

Name	Stock Awards
Shares of Stock That Have Not Vested (#)
David C. Adams	725
Karen L. Daniel	16,062
Ruth Ann M. Gillis	725
James P. Holden	13,703
Nathan J. Jones	11,767
Henry W. Knueppel	3,978
W. Dudley Lehman	16,062
Gregg M. Sherrill	5,180
Donald J. Stebbins	725

The restrictions on the shares of restricted stock granted to non-employee directors in fiscal 2022 generally lapse upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control, as defined in the 2011 Plan. The restrictions on the restricted stock units (“RSUs”) granted from fiscal 2009 through fiscal 2012, and on the shares of restricted stock granted prior to fiscal 2009, lapse upon the earliest of the director’s retirement from the Board, the director’s death or a change of control, as defined in the 2011 Plan or its predecessor.

(4)

Includes cash dividends paid on shares of restricted stock and dividend equivalents with respect to the number of shares of common stock represented by RSUs to the extent not reflected in the grant date fair value of these awards.

Stock Ownership Guidelines for Directors

Snap-on believes it is important for directors to maintain an equity stake in Snap-on to further align their interests with those of our shareholders. Directors must comply with stock ownership guidelines as determined from time to time by our Board. Each director is required to own Snap-on shares (including securities that vest upon departure from the Board) equal to five times the director’s annual cash retainer within five years from the start of the next calendar year after such director’s initial election or appointment. Currently, all nine of our non-employee directors have met the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policy, which is applicable to directors, executive officers and other executive-level employees, see “Compensation Discussion and Analysis—Anti-Hedging and Anti-Pledging Policy.”

ITEM 2:	RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023

The Audit Committee is directly responsible for the appointment, compensation, oversight and retention of the Company’s independent registered public accounting firm. The Board of Directors proposes that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for fiscal 2023. Deloitte has served as the Company’s independent registered public accounting firm since 2002. In making its decision to reappoint Deloitte for fiscal 2023, the Audit Committee considered the qualifications, performance and independence of Deloitte and the audit engagement team (including a review and evaluation of the lead partner on the engagement), the quality of its discussions with Deloitte and the fees charged for the services provided.

Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Representatives of Deloitte will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2022, the Audit Committee met eight times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2022 with management and the independent registered public accounting firm, as well as critical audit matters addressed during the audit. During the above-referenced meetings, the Audit Committee members also discussed the earnings press releases and interim financial information with the Chairman, President and Chief Executive Officer, the Senior Vice President–Finance and Chief Financial Officer, the Vice President and Controller, and the independent registered public accounting firm prior to public release.

The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by the applicable standards of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to Shareholders on Form 10-K to be filed with the SEC.

Nathan J. Jones, Chair

Ruth Ann M. Gillis

Donald J. Stebbins

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended December 31, 2022, Deloitte was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by Deloitte as of and for the fiscal years ended December 31, 2022 (fiscal 2022), and January 1, 2022 (fiscal 2021).

	Fiscal 2022	Fiscal 2021
Audit(1)	$5,062,388	$5,169,736
Audit Related(2)	6,000	6,000
Tax(3)	1,901,612	2,332,305
All Other Fees	—	—

Total Fees	$6,969,950	$7,508,041

(1)

Includes fees related to the issuance of the audit opinions, including audit requirements pursuant to Sarbanes-Oxley 404 and the PCAOB, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)	Includes accounting advisory services and attestation services that are not required by statute or regulation.

(3)	Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent registered public accounting firm for any service that was not pre-approved. The Audit Committee considers whether the provision of such services is consistent with the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by Deloitte in fiscal 2022 and 2021, and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent registered public accounting firm on the services rendered and fees paid to the independent registered public accounting firm to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Snap-on common stock beneficially owned by each non-employee director or nominee for director, Messrs. Banerjee, Chambers, Pagliari, Pinchuk and Ward (the “named executive officers” or “NEOs”), and all current directors and executive officers as a group, as well as each person or entity known to us to be the beneficial owner of more than 5% of our common stock, as of the close of business on February 27, 2023 (the “Record Date”). Beneficial owners include the directors and executive officers, as well as their spouses, minor children and family trusts. Unless otherwise indicated in the footnotes, the individuals and entities listed below have sole voting and investment power over their shares.

Table 2: Security Ownership of Certain Beneficial Owners and Management

Name	Shares Beneficially Owned(1)	Percentage of Shares Outstanding
David C. Adams	6,413	*
Anup R. Banerjee	75,439	*
Timothy L. Chambers	81,955	*
Karen L. Daniel	10,074	*
Ruth Ann M. Gillis	11,254	*
James P. Holden	26,878	*
Nathan J. Jones	6,002	*
Henry W. Knueppel	11,018	*
W. Dudley Lehman	10,980	*
Aldo J. Pagliari	297,583	*
Nicholas T. Pinchuk	1,518,605	2.8%
Gregg M. Sherrill	10,049	*
Donald J. Stebbins	13,554	*
Thomas J. Ward	113,663	*

All current directors and executive officers as a group (19 persons)	2,315,264	4.2%

The Vanguard Group, Inc.(2)	6,628,609	12.5%
BlackRock, Inc.(3)	4,759,125	9.0%

*	Less than 1%.

(1)

Amounts for directors and executive officers include deferred share units payable in shares of common stock on a one-for-one basis. Amounts also include shares subject to options granted under Snap-on’s option plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Banerjee (61,377), Mr. Chambers (66,710), Mr. Pagliari (214,794), Mr. Pinchuk (826,293) and Mr. Ward (64,590), and all current executive officers and directors as a group (1,314,428). The total in the table above for all current directors and executive officers as a group also includes 22,704 shares that may be acquired by an executive officer who is not a named executive officer pursuant to stock appreciation rights (“SARs”). In addition to the shares reported in the table above, the following directors were previously granted RSUs for the indicated number of shares that vest following departure from the Board: Ms. Daniel (9,607), Mr. Holden (9,607), Mr. Jones (9,607), Mr. Knueppel (3,253), Mr. Lehman (9,607) and Mr. Sherrill (4,455).

For Ms. Gillis, includes 265 shares held in a gift trust, of which her husband serves as a trustee and her adult son is a beneficiary, and 2,012 shares held indirectly via a grantor retained annuity trust, of which she is the trustee and annuitant.

For Mr. Holden, includes 20,723 shares held in an irrevocable trust, of which his spouse serves as a trustee and family members are beneficiaries.

(2)

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355, has reported on Schedule 13G/A, filed on February 9, 2023, the beneficial ownership of 6,628,609 shares of common stock as of December 30, 2022. Vanguard reports shared voting power as to 76,185 of these shares, sole dispositive power as to 6,402,013 shares and shared dispositive power as to 226,596 shares.

(3)

BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, has reported on Schedule 13G/A, filed on January 25, 2023, the beneficial ownership of 4,759,125 shares of common stock as of December 31, 2022. BlackRock reports sole voting power as to 4,201,721 of these shares and sole dispositive power as to all 4,759,125 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the executive officers named in the Summary Compensation Table herein (the “named executive officers” or “NEOs”) and listed below:

•	Nicholas T. Pinchuk: Chairman, President and Chief Executive Officer

•	Aldo J. Pagliari: Senior Vice President–Finance and Chief Financial Officer

•	Thomas J. Ward: Senior Vice President and President–Repair Systems & Information Group

•	Anup R. Banerjee: Senior Vice President–Human Resources and Chief Development Officer

•	Timothy L. Chambers: Senior Vice President and President–Snap-on Tools Group

2022 Say-on-Pay Results

At the 2022 Annual Meeting, we held a shareholder advisory vote to approve our executive compensation policies and decisions (“Say-on-Pay”). Over 89% of shares voted supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the Board of Directors and the Organization and Executive Compensation Committee of the Board (the “Committee”) all pay close attention to our shareholders’ views regarding the Company’s executive compensation policies and decisions, and, based on the vote, believe that our shareholders generally support our executive compensation program.

Executive Summary

Financial Performance Overview

Our 2022 financial performance demonstrates the continued momentum of our operations, confirms the resilience of our markets and reflects the considerable capabilities of our experienced team to overcome the uncertainties of the current environment. Throughout the turbulence, we maintained and further developed our ongoing advantages in our products, brands and people. We continued to observe work and translate the insights gained to create solutions that make essential work easier, and to provide the repeatability and reliability to a wide range of professionals performing critical tasks. Opportunities to leverage this approach, both within and beyond vehicle repair, are embodied in our runways for growth: enhance the franchise network, expand with repair shop owners and managers, extend to critical industries and build in emerging markets. During 2022, Snap-on focused on and invested in the future of these strategically decisive areas by launching new products, enhancing our brand, reinforcing our franchise network and maintaining the capabilities of our team. At the same time, we remain committed to our Snap-on Value Creation Processes of safety, quality, customer connection, innovation and rapid continuous improvement (“RCI”), a suite of principles we use every day. The ongoing contributions of these principles were evident in diverse ways as the Company continued to navigate the varying environment throughout the year.

Net sales of $4.49 billion increased $240.8 million, or 5.7%, from 2021 levels, reflecting a $357.2 million, or 8.7%, organic sales gain (a non-GAAP financial measure that excludes acquisition-related sales and foreign currency translation) and $8.5 million of acquisition-related sales, partially offset by $124.9 million of unfavorable foreign currency translation. The organic sales increase reflects gains in both our automotive repair and industrial end markets.

With respect to profitability, operating margin before financial services of 20.9% compared with 20.0% recorded in 2021. Operating earnings from financial services of $266.0 million decreased 2.2% principally due to higher provisions for credit losses as compared to those recorded last year. Net earnings in 2022 of $911.7 million increased 11.1% year over year, and diluted earnings per share were $16.82.

Going forward, we believe our continued commitment to our strategic initiatives for both growth and improvement will enable us to create long-term value for our shareholders. The table below provides fiscal 2022 and 2021 financial highlights:

Performance Metric	Fiscal 2022	Fiscal 2021	Change
Net Sales	$4.49 billion	$4.25 billion	+5.7% (+8.7% excluding $8.5 million of acquisition-related sales and $124.9 million of unfavorable foreign currency translation)
Operating Earnings before Financial Services	$941.2 million	$851.5 million	+10.5%
Operating Earnings before Financial Services as a Percent of Net Sales	20.9%	20.0%	+90 bps
Consolidated Operating Earnings	$1,207.2 million	$1,123.5 million	+7.4%
Diluted Earnings Per Share	$16.82	$14.92	+12.7%

Non-GAAP Measure

The references above to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the Company’s sales performance based on organic sales growth, which primarily reflects growth from the Company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the Company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitates comparisons of our sales performance with prior periods.

Five Year Stock Performance Overview

The graph below illustrates the cumulative total shareholder return (“TSR”) of a $100 investment in Snap-on common stock on December 31, 2017, assuming that dividends were reinvested quarterly, through the end of fiscal 2022 as compared to the Standard & Poor’s 500 Industrials Index (“S&P 500 Industrials”) and Standard & Poor’s 500 Stock Index (“S&P 500”).

Fiscal Year Ended*	Snap-on Incorporated	S&P 500 Industrials	S&P 500
December 31, 2017	$100.00	$100.00	$100.00
December 31, 2018	85.15	86.71	95.62
December 31, 2019	101.79	112.17	125.72
December 31, 2020	105.86	124.59	148.85
December 31, 2021	136.40	150.89	191.58
December 31, 2022	148.55	142.63	156.89

*	Snap-on’s fiscal year ends on the Saturday that is on or nearest to December 31 of each year; for ease of calculation, the fiscal year end is assumed to be December 31.

2022 Executive Compensation Overview

Our executive compensation philosophy drives programs structured to pay for operating and individual performance. Our pay program is aligned with our key long-term and short-term strategic business objectives. As results improve, our shareholders and associates, including our executives, are rewarded. However, if results decline or do not improve, our executives’ compensation is reduced accordingly.

In accordance with our pay-for-performance philosophy, the 2022 incentive results were as follows:

•

Annual incentive payments to our NEOs based on fiscal 2022 corporate financial performance and personal strategic business goals, paid out between target and maximum and ranged from 121.8% to 155.0% of target. In determining the payouts, the Committee considered the strong financial performance generated in 2022. See “Total Direct Compensation—Cash and Incentive—Annual Incentives” below for a more detailed discussion.

•

In February 2023, the Committee approved the vesting of performance-based share units (“PSUs”) granted in 2020 based on financial performance during fiscal 2020 to 2022. As a result of the Company’s actual performance during that period, the PSUs were earned at 151.4% of target. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” below for a more detailed discussion.

The components of our executive compensation program are described in this section and in “Executive Compensation Information” below.

Five Year Financial and Stock Performance plus Incentive Plan Achievement

The graph below presents year-over-year cumulative growth in the Company’s operating income, the cumulative TSR of a $100 investment in Snap-on common stock on December 31, 2017, assuming that dividends were reinvested quarterly, and annual incentive payouts based solely on consolidated financial results, expressed as a percent of target.

Overview of Executive Equity Grants

In furtherance of the Company’s pay-for-performance philosophy, the Committee has placed a greater emphasis on performance-based equity awards in recent years and has decreased the portion of the annual equity award granted as stock options.

The Committee regularly reviews the Company’s overall compensation program, including the long-term incentive compensation design. The most recent changes to the program were made by the Committee after considering feedback from shareholders following the 2020 Annual Meeting and reviewing incentive plan design practices in the Market with its independent compensation consultant. Since 2021, the long-term plan design has been comprised of the following:

•	PSUs consist of 60% of the annual equity award value for Mr. Pinchuk and 50% for the other NEOs;

•	Stock options consist of 20% of the annual equity award for Mr. Pinchuk and 25% for the other NEOs; and

•

Time-vesting RSUs, which promote a long-term ownership mentality and further align the interests of our executives with those of our shareholders, as well as provide a retention element, are weighted at 20% for Mr. Pinchuk and 25% for the other NEOs.

The Committee believes that this plan design drives and rewards long-term shareholder value creation, aligns pay with performance, motivates executives, promotes retention and supports management’s focus on the Company’s business strategies.

In addition, based on our compensation philosophy that incentive pay, including equity awards, requires year-over-year progress to achieve target levels of operating performance, most equity awards granted between 2018 and 2020 paid out below target or were forfeited in accordance with our standard pay-for-performance philosophy. As a result of the Company’s performance prior to 2021, grants of equity awards for our executive officers had generally been reduced from 2018 to 2020.

In considering grants for our NEOs in 2022, the Committee generally held the equity grant levels flat from the prior year.

Compensation Strategy and Objectives

Snap-on’s executive compensation program is designed to:

•	Attract and retain high quality executive officers that are critical to the long-term success of the Company;

•	Pay for operating performance funded by positive financial results, based on individual contributions and progress toward strategic goals;

•	Pay at competitive levels, consistent with our peer group;

•	Increase the percentage of pay-at-risk with increasing levels of responsibility; and

•	Encourage adherence to the Company’s values and beliefs, including integrity, respect, teamwork and uncompromising safety.

Our goal is to design a compensation program that rewards executive officers for operating performance, as well as corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term performance incentive plans. In addition, our objective is to properly balance financial and strategic performance, short- and long-term performance and cash and equity compensation.

Our overall compensation program consists of base salary, cash-based annual incentives and long-term incentives, which for fiscal 2022 were granted in the form of stock options, PSUs and RSUs. The total target direct compensation mixes for the Chief Executive Officer (“CEO”) and the other NEOs are illustrated in the following pie charts:

Our fiscal 2022 target annual and long-term incentive programs balance a number of different performance metrics:

We believe that the performance metrics utilized for fiscal 2022 grants, coupled with stock price, focus our executives on the important factors that drive our business and create value for our shareholders.

Governance

We maintain sound compensation practices and have, over the past several years, adjusted our program to better reflect good governance practices and standards. For example:

•	We do not have employment agreements other than the change of control agreements described below;

•	Our change of control agreements utilize a double trigger and do not provide excise tax gross-up payments;

•

Our 2011 Incentive Stock and Awards Plan (the “2011 Plan”) requires a minimum vesting period of one year for stock options, stock appreciation rights (“SARs”), performance shares, PSUs, performance-based restricted stock and performance-based RSUs, and a minimum vesting period of three years for time-based restricted stock and RSUs (provided, however, that up to 5% of the shares available for issuance pursuant to the 2011 Plan may be granted without any minimum vesting period);

•	We have not repriced underwater stock options and the 2011 Plan explicitly prohibits any repricing without shareholder approval;

•	We have a recoupment policy (the “Clawback Policy”) that covers all elements (cash and equity) of the Company’s incentive compensation program;

•	We have executive stock ownership guidelines that cover all the Company’s executive officers, including the NEOs;

•	We do not provide perquisites to our executive officers;

•	We have a policy that prohibits the hedging and pledging of Company securities by directors, executive officers and other executive-level employees;

•	We do not pay above-market earnings on our executives’ deferred compensation accounts;

•	We retain an independent compensation consultant employed solely by the Committee; and

•

We hold an annual Say-on-Pay advisory vote of our shareholders, and have recommended in “Item 4: Advisory Vote Related to the Frequency of Future Advisory Votes to Approve Executive Compensation” that shareholders continue to support holding Say-on-Pay advisory votes annually.

Compensation Program and Philosophy

The Committee is composed solely of independent directors, as determined under NYSE listing standards. The Committee oversees Snap-on’s executive compensation program. The Committee’s responsibilities are set forth in its charter, which is available on the Company’s website at www.snapon.com.

Snap-on’s philosophy is to place a significant amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s long-term and short-term strategic business goals, taking into consideration both internal business and external shareholder perspectives. We determine target total direct compensation levels (base salary plus target annual and long-term incentives) for our executive officers based on several factors, including:

•	Each individual’s role and responsibilities;

•	Operating and individual performance, as well as projected contribution to Snap-on’s future success;

•	Level of experience and historical compensation of each executive officer;

•	Total compensation of executives who perform similar duties at companies in our peer group; and

•	Other circumstances as appropriate.

We believe that:

•	Our compensation program should influence, not be the primary driver of, our executives’ performance;

•	The design of our program should encourage collective behavior and emphasize success of the overall Company;

•	We should have flexibility to reward as needed for key jobs and roles;

•	Incentive plans should generally require continuous financial improvement in order for payouts to occur, while also being adaptable to economic realities within a general set of guidelines; and

•	Our pay strategy should fall within reasonable competitive boundaries.

To further emphasize our pay-for-performance philosophy, we generally derive base salaries from the median for comparable positions reflected in the Market Data (described below). Our targeted total direct compensation levels are designed to generally fall within reasonable competitive boundaries, which we believe are at or somewhat above the median of the Market (described below), with stretch goals built into our incentive plans to achieve above the 50th percentile. For fiscal 2022, we expect our target total direct compensation levels will fall between the 50th and 75th percentiles of Market Data based on information used during the compensation planning process. As stated below, the actual compensation earned by our executives can vary significantly due to the potential variation in the Company’s performance and changes in the market price, and associated shareholder return, of our stock. Each element of our compensation program is outlined below.

In addition to base salary and incentive compensation, the Committee also oversees benefits and other amounts payable to executive officers, including retirement benefits and potential benefits that may be payable in a situation involving a change of control of the Company. Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to ensure that we can attract and retain high quality executives. The Committee periodically reviews market practices with respect to these other types of compensation. For further discussion about these benefits, see “Other Benefits,” “Retirement and Deferred Benefits” and “Change of Control and Other Employment-related Agreements” below.

The Company does not provide other perquisites to executive officers.

The Company does not have any specific compensation agreements with the NEOs other than the change of control agreements described below. The Committee periodically reviews these agreements and compares the level of benefits payable thereunder to those offered at other companies and believes these types of agreements remain important to the Company.

Severance for executive officers, outside of a change of control event, is determined on a case-by-case basis; therefore, there are no special agreements with the NEOs.

Committee Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the CEO and other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. As part of the process to retain an executive compensation consultant, the Committee considers the consultant’s representations with respect to its practices and approach to maintaining independence. To further ensure independence, our executive compensation consultant reports directly to the Committee. Results of the analyses performed by our consultant on competitive marketplace practices are referred to as the “Market” or “Market Data.”

The Committee reviews data that reflects the Market as a benchmark to provide one reference point for compensation practices as well as a source of comparative information to assist in determining various components of an executive officer’s direct compensation; however, it does not use this information to mathematically calculate compensation nor limit itself to the range produced by the Market Data. The Committee reviews the Market Data in general terms and believes it is important for the Committee to use its judgment and discretion to address individual circumstances rather than to simply aim for a level of compensation that falls within a specific range of the Market Data. Therefore, the Market Data is not used to limit the discretion of the Committee in establishing compensation levels for executive officers.

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide ongoing advisory services to the Committee. These services include, but are not limited to: providing updates on trends in executive compensation practices; reviewing and making recommendations on the Company’s overall compensation strategy; providing input and reviewing CEO and other executive officer salary increases and incentive targets; reviewing incentive program design; updating the peer group; and performing market analyses. Semler Brossy does no other work for the Company other than acting as an advisor to the Committee. The Committee reviewed the independence factors set forth in applicable NYSE and SEC rules, and determined that the retention of Semler Brossy did not give rise to any conflict of interest in 2022.

The following 15 publicly traded companies comprised the Company’s peer group for the 2022 compensation planning cycle:

AMETEK, Inc.	Crane Holdings, Co.	Donaldson Company, Inc.	Dover Corporation

Flowserve Corporation	Fortive Corp.	IDEX Corporation	Kennametal Inc.

Lincoln Electric Holdings, Inc.	Pentair plc	Rockwell Automation Inc.	Roper Technologies, Inc.

Stanley Black & Decker, Inc.	The Timken Company	Xylem Inc.

The same peer group is being used for the fiscal 2023 compensation planning cycle.

Peer companies are typically reviewed on an annual basis, with the last such review having taken place in August 2022. The current peer group was considered appropriate and, as a result, no changes were made at that time. Peer companies’ revenue and/or market value are within a reasonable range relative to the Company, are direct competitors of the Company and/or have similar business characteristics or compete with the Company for executive talent. We believe that the peer group data provides an understanding of specific pay levels and mix for named executive officers, as well as broader pay designs and practices for a specific group of companies. To supplement peer group compensation data, our compensation consultant gathers and reviews information from surveys that are available from widely recognized experts in the compensation field; namely, Willis Towers Watson.

The Committee annually reviews and approves, in consultation with its compensation consultant, the base salaries of each executive officer in view of each individual’s annual performance review, Market Data and any related merit adjustment recommended by our CEO. Salary adjustments are generally made annually (“merit increase”) or in conjunction with a change in responsibility.

Generally, the Committee begins its consideration of the next year’s total compensation at its November meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to factor in both the prior year’s actual financial results and the current year’s operating plan. In some cases, financial goals for incentive plan awards may be finalized shortly after the February meeting, allowing the Committee to further consider items from that meeting. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are generally awarded effective as of the Board or Committee meeting date (the “grant date”). Stock options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date.

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. As discussed in further detail below, our CEO is also involved in making compensation recommendations for other executive officers, which are considered by the Committee; however, management (including the CEO) does not have any involvement in the determination of the CEO’s compensation.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in fiscal 2022:

•	Base salary;

•	Annual incentives; and

•	Long-term incentive compensation.

Base Salary

We provide base salaries in order to attract and retain high quality individuals. The median of base salaries in the Market Data is generally used as a reference point to compare and assist in the establishment of our executive officers’ base salaries. Base salaries, however, are not mathematically derived from these medians because we believe that it is appropriate for the Committee to use its discretion in setting base salaries. As a result, there are variances from the median of the Market Data due to factors such as performance, individual experience, tenure in the position and prior salary. The Committee reviews executive officers’ salaries, including those that are substantially above or below the median, and also considers a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are neither weighted nor ranked in any particular way, it is expected that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position.

The Committee regularly monitors and considers appropriate adjustments to the base salaries of those executives who fall significantly outside our compensation philosophy. In November 2021, after reviewing Market Data prepared by Semler Brossy and considering the factors discussed above, we determined that the base salaries of our executive officers serving at the time, in aggregate, were above Market median. The base salaries of our NEOs ranged from 11% below Market median to 22% above Market median. We inherently expect variances among executives and the differences among current salary levels largely reflect specific intent and situations (e.g., internal equity or experience).

Messrs. Pagliari, Banerjee and Chambers were determined to be below Market median, and Messrs. Pinchuk and Ward were determined to be above Market median. In consideration of the positioning against Market, 2022 base salary increases for the NEOs ranged from no increase to 5.2%. See the Summary Compensation Table below for the base salaries of the NEOs.

Annual Incentives

We provide annual cash incentives for our executive officers and approximately 1,000 other salaried employees under the 2011 Plan. Annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk (i.e., pay-for-performance only). While base salaries are generally compared to Market median, as previously discussed, annual incentive targets are designed to generally fall within reasonable competitive boundaries, with stretch goals built into our incentive plans to achieve pay results above the 50th percentile. However, as is the case with base salaries, the Committee exercises discretion and is not bound by the range provided by the Market Data when establishing target annual incentive opportunities. In aggregate, our fiscal 2022 annual incentive targets as a percent of base salary for our NEOs were at the 50th percentile of the Market.

The fiscal 2022 annual incentive targets for each of the NEOs are set forth in the following table:

Name	Target Bonus as a Percent of Base Salary
Nicholas T. Pinchuk	125%
Aldo J. Pagliari	75%
Thomas J. Ward	75%
Anup R. Banerjee	75%
Timothy L. Chambers	75%

The general plan design for all participants in the annual incentive plan, including the NEOs, provided for a 50% weighting on consolidated fiscal 2022 financial results, focused on operating income and return on net assets employed before interest and taxes (“RONAEBIT”), and a 50% weighting for personal strategic business goals, which included additional quantifiable measures where possible. These proportions reflect the Committee’s belief that annual incentives should drive shareholder value by focusing employees on the success of the overall Company and encouraging collective behavior, while still allowing for flexibility to meet changing business challenges. It is the philosophy of the Committee and management that to receive a payout on the consolidated financial results component of the annual incentive award, the Company needs to achieve a RONAEBIT at least equal to its weighted-average cost of capital (“WACC”) since the Committee and Board believe that a return greater than the Company’s WACC represents the threshold for enhancing value to shareholders.

See the table below for the weighting of the components of the fiscal 2022 annual incentive plan:

Component	Weighting
Consolidated financial results	50%
Personal strategic business goals	50%
Total	100%

Consolidated Financial Results Component

The Committee continued to utilize operating income and RONAEBIT as the operating performance measures for the Company-wide portion of the annual incentive award. These measures were chosen because they are consistent with the Company’s growth goals and objectives. The Committee believes they are important factors in driving shareholder value, and these measures are regularly used to assess consolidated financial performance internally, as well as externally.

For each operating performance measure, the Committee set three different performance levels (in order of rank)—threshold, target and maximum. Participants could earn up to twice their target percentage for performance at the maximum level and 25% of their target percentage for performance at the threshold level. Payments are adjusted proportionately and interpolated for actual performance that falls between the threshold, target and maximum levels. Annual goals were set and approved by the Committee at its February 2022 meeting.

Under the relevant plans, the Committee has broad discretion in determining goals, results and payments, including modifying goals to reflect corporate developments, such as acquisitions, adjusting results or changing an individual’s goals. However, it only uses this discretion after setting goals when it believes it is appropriate to better reflect the intentions of these incentives and further the interests of the Company and its shareholders. The Committee also can consider unusual financial circumstances. During fiscal 2022, the Committee did not use its discretion to change corporate goals.

Consolidated Financial Goals and Results

In setting the fiscal 2022 operating income targets, the Committee considered the then-projected macroeconomic outlook, the annual operating plans approved by the Board and the performance of Snap-on as well as its peers. The threshold operating income metric was set at $844.9 million, essentially equal to the prior year’s result, as adjusted for currency fluctuations. The target operating income metric was set 10% over the threshold, and maximum was set 25% above the threshold. The Committee considered the target operating income metric a considerable improvement over the results achieved in fiscal 2021 and the maximum operating income metric the product of achieving exceptional stretch goals.

In setting the fiscal 2022 RONAEBIT goals, the Committee adhered to its philosophy that the Company should achieve at least its WACC for participants to receive any payout based on consolidated financial results. Therefore, it set a minimum trigger that if the Company’s pre-tax WACC was not achieved, the payout based on consolidated financial results would be zero. In setting the threshold, target and maximum levels of RONAEBIT, the Committee considered the prior year RONAEBIT, the annual plan approved by the Board, the Company’s growth strategies, as well as their impact on assets, and the projected macroeconomic outlook. Based on those considerations, the target level of RONAEBIT was set at 35%. The Committee believed that target RONAEBIT reflected reasonable achievement given the Company’s recent performance and its WACC. The threshold level was set 500 basis points lower than target, a level that the Committee believed added shareholder value when coupled with substantial operating income improvement. The maximum level of RONAEBIT required a 500 basis point increase beyond the target level and was considered a significant stretch.

A payment at the threshold level could be earned in one of three ways: (i) if the Company achieved the threshold level on both operating income and RONAEBIT; (ii) if operating income at 10% below the level realized in fiscal 2021 was achieved and RONAEBIT equaled the target level; or (iii) if RONAEBIT equaled the Company’s WACC and the Company achieved 5% above the threshold level operating income. Realizing at least a 25% threshold payment was considered minimally acceptable because it would require recognizable improvement in one of the measures while maintaining acceptable levels of performance on the other measure.

The fiscal 2022 goals and actual results for Company financial performance are set forth in the table below.

Company Goals	Threshold	Target	Maximum	Actual
Operating Income(1)	$844.9 million	$929.4 million	$1,056.1 million	$954.7 million
RONAEBIT(2)(3)	30.0%	35.0%	40.0%	35.5%
Incentive earned, as a percentage of the Target bonus amount:				117.5%

(1)	Operating income represents income from continuing operations, excluding financial services income and the effect of foreign currency translation.

(2)

RONAEBIT is calculated using a thirteen-month average and represents return on net assets employed before interest and taxes, excluding financial services and the effect of foreign currency translation. This methodology is consistent with that employed to calculate a company’s WACC.

(3)	As described above, there is no payout if the Company does not achieve its WACC.

In February 2023, after comparing the Company’s consolidated financial results for fiscal 2022 to the consolidated financial performance goals, the Committee approved an award of 117.5% relative to the consolidated finance results component of the annual incentive plan. The Company achieved a RONAEBIT performance of 35.5%, resulting in performance between the target and maximum level. Operating income improvement of 13.0% as compared to fiscal 2021, excluding the effects of foreign currency translation, also resulted in performance between the target and maximum level.

Personal Strategic Business Goals Component

As previously discussed, 50% of each executive officer’s annual incentive is based on the achievement of personal strategic business goals. Inclusion of these personal strategic business goals is intended to incent a focus on specific objectives that are critical to the individual’s role at the Company. Our objective is to set goals under the plan that are quantitative and measurable where possible; however, certain personal strategic business goals are, by necessity, somewhat subjective in nature. Strategic business goals include strategic growth objectives; business unit performance; advancement of the Snap-on Value Creation Processes in the areas of safety, quality, customer connection, innovation and RCI; employee development; succession planning; cooperation; and collaboration.

Achievement of personal strategic business goals ranges from zero to 200% of target. The fiscal 2022 personal strategic business goals for each of the NEOs, as well as the Committee’s determination related to overall performance with respect to the goals, are summarized as follows:

Mr. Pinchuk:

•

Continue to execute on the strategic roadmap for growth by enhancing our van channel, driving the extension of our business in critical industries, expanding our position in repair shops, building the Company’s position in emerging markets and pursuing an active acquisition strategy.

•	Achieve profit and performance targets at Snap-on Credit and execute strategic funding and investor relations strategies.

•

Strengthen the Snap-on management team, placing specific emphasis on diversity initiatives. Extend upskilling outreach with both local and national diverse populations. Continue diversity progress within the framework established by the National Association of Manufacturers. Ensure that both strong capabilities and high potential candidates are distributed across each strategic growth opportunity and each primary geography.

•

Advance down the runways for improvement, including enterprise-wide engagement in the Snap-on Value Creation Processes in the areas of safety, quality, customer connection, innovation and RCI; engage RCI activities to achieve progress in the environmental, social and governance (“ESG”) arena; and extend profitability in Europe and in the Repair Systems & Information Group (“RS&I”) hardware operations.

After review, the Committee approved a payout of 126.0% for Mr. Pinchuk’s personal strategic business goals.

Mr. Pagliari:

•

Continue to drive advancement down runways for growth and improvement by: pursuing an active acquisition plan; supporting growth across the organization; continuing the drive for RCI; extending profitability in targeted sectors and cultivating further focus on sustainability efforts around ESG matters.

•	Strengthen the Snap-on Finance team and actively drive cooperation and collaboration between groups that contribute to profit improvements.

•	Achieve profit and performance targets at Snap-on Credit and execute strategic funding and investor relations strategies.

After review, the Committee approved a payout of 137.5% for Mr. Pagliari’s personal strategic business goals.

Mr. Ward:

•	Achieve the RS&I business plan, which includes year-over-year sales and profitability improvement.

•

Drive further development and engagement of the Snap-on Value Creation Processes, including the continuation of enterprise-wide customer connection, quality initiatives and RCI, resulting in improvement of operating income margin.

•	Increase the Company’s innovation pipeline by expanding with repair shop owners and managers, together with the launch of several significant products.

•	Actively drive cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Ward’s overall span of responsibility.

After review, the Committee approved a payout of 142.7% for Mr. Ward’s personal strategic business goals.

Mr. Banerjee:

•	Actively promote cooperation and collaboration of talent between functions, channels and operating divisions.

•

Utilize the Snap-on Leadership Development Process to enhance internal bench strength, further CEO succession planning and ensure that both strong capabilities and high-potential candidates are distributed across each strategic runway for growth and each primary geography. Build on diversity progress within the framework established by the National Association of Manufacturers.

•	Ensure competitive benefits are distributed throughout the organization and that regulatory developments in the benefits arena are implemented appropriately.

•

Continue to strengthen the Snap-on Value Creation culture across the organization, including safety, quality, customer connection, innovation and RCI, and cultivate further focus on sustainability efforts around ESG matters.

After review, the Committee approved a payout of 137.5% for Mr. Banerjee’s personal strategic business goals.

Mr. Chambers:

•	Achieve the Snap-on Tools Group’s business plan, which includes year-over-year sales and profitability improvements.

•

Increase customer coverage through a greater net van count, while amplifying franchisee capabilities and financial strength, and increase franchisee selling capacity, continuing to match the greater opportunities associated with rising vehicle complexity.

•	Actively drive cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Chambers’ overall span of responsibility.

•	Achieve profit and performance targets at Snap-on Credit.

•

Further build upon the strength of the Snap-on Value Creation Processes, including the improvement of customer-focused product design capabilities and RCI, resulting in improvement of operating income margin.

•	Efficiently expand the Snap-on Tools Group’s production capacity to reach the growing repair market.

After review, the Committee approved a payout of 192.5% for Mr. Chambers’ personal strategic business goals.

Overall payments to the NEOs based on the achievement of consolidated financial results and strategic business goals, ranged from 121.8% to 155.0% of target. See the Summary Compensation Table below for payouts made to our NEOs under the Company’s annual incentive plan.

Long-term Incentive Compensation

We provide long-term incentive compensation to our executive officers and other key employees. We believe stock-based awards help align the financial interests of management with those of our shareholders since the ultimate value of stock-based awards is tied to the value of Snap-on’s stock and its associated TSR.

Similar to annual incentive targets, long-term incentive targets are designed to generally fall within reasonable competitive boundaries, with stretch goals built into our incentive plans to achieve pay results above the 50th percentile. However, as indicated above, we do not aim for any particular numerical equivalency and use our judgment to respond to specific circumstances. Additionally, the actual payouts of long-term incentives can vary significantly from target because of the potential variation in performance over the period measured (in the case of long-term performance-based awards) and because of changes in the market price of our stock (in the case of both stock options and stock-based awards). These types of awards recognize financial and personal performance over a longer period of time than base salary and annual incentives. In fiscal 2022, our long-term incentive compensation grants for executive officers were comprised of PSUs, stock options and RSUs.

We emphasize performance-based vehicles because we believe they focus executive officers and key employees on financial performance that is more under their control and which the Committee believes drives shareholder value over the long term. Our long-term compensation design also includes stock options and RSUs with time-based vesting, which reward employees based upon the appreciation of the market value of our shares and, thus, directly mirror our investors’ experience. The aggregate target long-term incentive compensation level of our NEOs for fiscal 2022 was above Market median. As described below, stretch goals will need to be achieved to recognize the target value of the long-term incentive grants.

In granting long-term incentive awards, we take into account the following subjective and objective factors:

•	Each participant’s level of responsibility;

•	Each participant’s contributions to Snap-on’s financial results;

•	Retention considerations; and

•	The practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers with those of our shareholders.

Grants of long-term incentives are generally made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting and after the public release of the prior year’s financial results, although the final financial targets may be set after the February meeting, allowing the Committee to consider items from that meeting. Occasionally, grants of long-term incentives are made at other meetings in special cases, such as promotions or new hires.

Prior to making a grant, the Committee considers the potential burn rate (awards granted as a percentage of fully diluted weighted-average common shares outstanding), the Company’s then-current share price and the volatility of that share price. When determining eligibility and granting awards, the Committee considers market practice, levels of responsibility and the individual’s contributions to the Company, as well as, for executive officers, the recommendations of our CEO. In fiscal 2022, in order to develop the grant range guidelines for various personnel grades (including both executive officers and other participants), the Committee reviewed market conditions and practice, as well as the estimated value of each grant determined using the Black-Scholes valuation model for the stock option component.

We estimated that the total amount of the February 2022 equity grants to all participants would result in a 1.1% burn rate (assuming target outcomes for performance-based equity), which fell within the guidelines established by the Committee and at the 50th percentile of our peer group.

See also the Grants of Plan-Based Awards Table for further information regarding long-term incentives awarded to each of the NEOs in 2022.

Long-term Incentive Plan Design

The Committee regularly reviews the Company’s overall compensation program, including the long-term incentive compensation design. The long-term plan design is comprised of the following:

•	PSUs consist of 60% of the annual equity award value for Mr. Pinchuk and 50% for the other NEOs;

•	Stock options consist of 20% of the annual equity award for Mr. Pinchuk and 25% for the other NEOs; and

•

Time-vesting RSUs, which promote a long-term ownership mentality and further align the interests of our executives with those of our shareholders, as well as provide a retention element, are weighted at 20% for Mr. Pinchuk and 25% for the other NEOs.

The Committee believes that this plan design drives and rewards long-term shareholder value creation, aligns pay with performance, motivates executives, promotes retention and supports management’s focus on the Company’s business strategies.

Long-term Performance-Based Share Units

In February 2022, the Committee made grants to 51 key employees of PSUs that vest depending upon the achievement of operating performance measures over a three-year period. Each PSU is equivalent to one share of our common stock. The Committee believes that the use of these measures serves to focus executive officers and key employees on Company operating and financial performance in order to drive shareholder value over the long term. In addition, providing for the payout of these awards in shares rather than cash is intended to further align the interests of management with those of our shareholders.

The Committee made the final long-term performance plan grant decisions for executive officers and approved the total recommended grant size for other participants in accordance with the equity grant process discussed above. In fiscal 2022, we granted our NEOs a total of 30,254 PSUs (at the target performance level). Individual grants to the NEOs ranged from 2,736 to 16,558 units. In aggregate, the number of PSUs granted to executive officers was between the target and maximum of the guidelines.

Vesting of the PSUs awarded in fiscal 2022 will depend on cumulative performance relative to revenue growth and RONAEBIT goals set for fiscal years 2022 thru 2024. These two measures have been consistently used for our prior long-term plans. We use these measures because they are consistent with the Company’s growth goals and objectives to increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. As previously noted, the methodology used to calculate RONAEBIT is consistent with that used to calculate the Company’s WACC. The table below provides examples of vesting at the performance levels under these plans:

Performance Level	Percentage of PSUs Vesting
Threshold (see below for discussion)	25%
Target (for both performance measures)	100%
Maximum (for both performance measures)	200%

We intend that payments at the target level for PSUs, combined with the value of stock options and RSUs (which are discussed below), would provide total long-term compensation within reasonable competitive boundaries of Market Data. In setting the levels of performance required to earn various percentages of long-term PSUs, the Committee considered current levels of RONAEBIT and sales, the current year’s plan, the Company’s WACC, industry and Gross Domestic Product (“GDP”) growth rates, and past performance. In addition, the Committee considered longer range strategic plans establishing expectations for improved performance over the three-year performance period.

In order to achieve target levels of performance, revenue for the fiscal 2022 to 2024 period would need to improve from recent performance and RONAEBIT would need to significantly exceed the Company’s WACC. Target level revenue growth was set at the fiscal 2021 revenue level, plus a three-year, 4.5% compounded annual growth rate, which was considered reasonably challenging given the prevailing economic and industry environment at the time the goals were set. Target RONAEBIT was set at a level 60% greater than the Company’s WACC, which the Committee believes would result in significant enhancement of shareholder value.

The maximum level of revenue growth was set at the fiscal 2021 revenue level, plus a three-year, 6.0% compound annual growth rate. This was considered an exceptional stretch over target. The maximum RONAEBIT metric was also set at a level that was considered an exceptional stretch because, assuming a consistent net asset base, it would require an additional $351 million, or 58%, in annual operating income above target over the three-year performance period.

The threshold level of revenue growth was set at the fiscal 2021 revenue level, plus a three-year, 3.0% compound annual growth rate. The threshold RONAEBIT metric was set 27% above the Company’s WACC. This was considered acceptable given that the Committee believes that any return over the Company’s WACC would add shareholder value. A threshold level of payment could be earned by achieving the threshold on both the revenue growth and RONAEBIT metrics. It could also be earned in one of two other ways. If revenues remain at fiscal 2021 levels, RONAEBIT would need to grow to the target level. Alternatively, if RONAEBIT met the Company’s WACC, revenues would need to achieve the target level. Realizing at least a 25% threshold payment was considered minimally acceptable because it would require recognizable improvement in one of the measures while maintaining at least current levels, or modest increases, on the other measure.

As part of the long-term performance plans, the Committee considers any acquisition, divestiture or other significant change in business practices that occurs during the performance period and makes adjustments to performance measures to reflect the financial effects of these events on those measures. In addition to the Committee’s considerations, the PSU award agreements provide a specific formula related to incorporating acquisitions. In accordance with such formula, PSU performance measures for the 2020 to 2022 and 2021 to 2023 plans were adjusted to reflect the 2021 acquisitions of Dealer-FX and AutoCrib EMEA GmbH.

In February 2023, the Committee approved the outcome of the PSUs granted in fiscal 2020 based on financial performance during fiscal 2020 thru 2022. The metrics for those awards and actual performance are set forth in the table below:

Criteria	Threshold	Target	Maximum	Actual
Sales(1)	$4,013 million	$4,378 million	$4,764 million	$4,493 million
RONAEBIT(2)(3)	18.9%	23.6%	36.9%	33.3%
PSUs earned, as a percentage of the Target:				151.4%

(1)	Sales represent fiscal 2022 Net Sales.

(2)

RONAEBIT is a three-year average for fiscal 2020, 2021 and 2022, and is calculated as a fraction expressed as a percentage where (i) the numerator is operating income from continuing operations, excluding financial services income, and (ii) the denominator is average net assets employed before interest and taxes, excluding financial services.

(3)	As described above, there is no payout if the Company does not achieve its WACC.

Actual performance during the period on these metrics was a RONAEBIT of 33.3% and revenues of $4,493 million; as a result, performance-based share units were earned at 151.4% based on financial performance during the fiscal 2020 to 2022 plan period.

In February 2023, the Committee had discussions relating to targets for the fiscal 2023 to 2025 plan. The Committee continued the same approach as used in fiscal 2022 and the same general financial metrics for these future goals. The Committee believes that the current structure and metrics continue to incent management appropriately and thereby enhance shareholder value.

Stock Options

In February 2022, we granted stock options and SARs that vest over a three-year period to 221 employees. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date and generally vest in three equal annual increments beginning on the first anniversary of the grant date. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by Mr. Pinchuk for grants to the executive officers. After considering the recommendations as compared to outstanding shares and the expected burn rate, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

We granted our NEOs options to purchase 72,346 shares, consisting of individual grants ranging from options to purchase 8,003 to 32,286 shares. In the aggregate, the number of options granted to executive officers was between the target and the maximum of the guidelines. The Committee approved the amounts awarded to each NEO based on their contributions and individual performance.

Restricted Stock Units

The Committee also granted RSUs in fiscal 2022 that have a three-year cliff vesting schedule. The Committee’s intent in granting these awards is to promote a long-term ownership mentality and further align the interests of our executives with those of our shareholders, as well as provide a retention element for our executive officers.

Consistent with the granting of options, SARs and PSUs discussed above, the Committee made the final RSU grant decisions for executive officers and approved the total recommended grant size for other participants. In fiscal 2022, we granted our NEOs a total of 12,367 RSUs. Individual grants to the NEOs ranged from 1,368 to 5,519 RSUs. In the aggregate, the number of RSUs granted to executive officers was between the target and maximum of the guidelines, again reflecting the factors discussed above.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for its top executives are based on a multiple of base salary using a six-month average stock price to value the holdings. Mr. Pinchuk is required to own Company stock with a minimum value equal to six times his base salary and the ownership multiples for our other executive officers range from one to four times base salary, based on an executive’s salary grade and level of responsibility. Executives are expected to reach the stock ownership guidelines within a five-year time frame. The Committee has the authority to pay up to 50% of the annual incentive payout in restricted stock if it is determined that an executive is not making reasonable progress toward reaching the guidelines. The Committee reviews progress with respect to the ownership guidelines annually at its August meeting. In August 2022, based on our six-month average stock price, eight of our nine executive officers, including Mr. Pinchuk, had met their stock ownership guidelines, and our other executive officer, who was promoted in 2021, is on target to meet the stock ownership guideline in the required time frame.

Clawback Policy

The Company’s Clawback Policy covers all elements of its incentive compensation program (cash and equity). Pursuant to the policy, the Company has the right to clawback, or recoup, an incentive award (in whole or in part), including annual and long-term incentives, received by an employee in the event that the employee benefited from an incentive award and it is later discovered that: (i) a financial statement error resulted in a restatement or an inaccurate operating metric measurement resulted in an inappropriate incentive award; (ii) the employee engaged in misconduct that caused the financial restatement or inaccurate operating metric measurement; and (iii) a lower payment would have been made to the employee based on the restated financial result/operating metric. The Committee also has the right to recoup any such incentive compensation (in whole or in part) from the Company’s top 25 executives. The Committee has the sole discretion to determine whether an employee’s conduct has or has not met any particular standard of conduct under law or Company policy. The Committee may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s ability to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, any remedies or sanctions imposed by such authorities or any other third-party actions.

Anti-Hedging and Anti-Pledging Policy

The Company explicitly prohibits directors, executive officers and other executive-level employees from engaging in any hedging or monetization transactions involving Company securities designed to reduce or eliminate the investment risk associated with owning such securities, including, but not limited to, zero-cost collars, forward sale contracts and equity swaps. Pledges, including the use of margin accounts, and short sales of the Company’s securities are also prohibited.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans; the non-qualified plans are designed to “restore” the benefit levels that may be limited by Internal Revenue Service (“IRS”) regulations. The Company also maintains a deferred compensation plan that functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (“Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation
IRS Tax- Qualified:	Yes	No	Yes	No
Employee Contributions:	No	No	Yes	Yes
Company Contributions:	Yes	Yes	Matching	Matching
When paid:	At termination or retirement	At termination or retirement	As elected by the participant	As elected by the participant

The Defined Benefit Program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Company maintains separate retirement arrangements for hourly employees. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is, therefore, subject to the Code’s limits on covered compensation and benefits payable. The NEOs also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Pension Plan serves as a general benefit for salaried employees. The Pension Plan includes an account-based formula and a final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant. The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” covers approximately 95 active and former executives, including the NEOs. The Supplemental Plan has a final average pay formula and an account-based formula, both of which are based on the final average pay and account-based formulas in the Pension Plan.

The Defined Contribution Program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the Pension Plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions, including those to restore 401(k) Plan matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base salary or incentive compensation.

Focusing on retention considerations and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) Plan match over a period of four years, and an employee must have three years of continuous employment before becoming vested in account-based benefits under the Defined Benefit Program.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their own retirement.

Other Benefits

Our executive officers receive additional benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance (where the employee pays a portion of the premium), vacation pay and sick pay. The Company does not provide its executive officers with automobiles or club memberships, nor does it reimburse “social expenses,” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are inconsistent with those of other salaried employees.

Change of Control and Other Employment-related Agreements

Snap-on does not generally enter into employment-related agreements, including with its executive officers. Although the Committee believes that it is appropriate to have change of control agreements, it is the Committee’s view that the Company is better served by maintaining the ability to continuously evaluate the performance of its executive officers without the constraints of specific employment agreements. Snap-on occasionally enters into severance or other agreements with individuals that the Company hires from outside; however, Snap-on does not currently have any such agreements covering its named executive officers.

The Company maintains change of control agreements with all of its current NEOs, as well as selected other key personnel. In the event of a transaction involving a change of control of the Company, senior executives and key personnel would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process.

The Committee periodically reviews the change of control agreements and believes that the Company’s agreements are conservative compared to the Market as evidenced by: the “double trigger” element of the agreements, which narrows the circumstances in which payments might be made; two times multiples for severance and other benefits; a provision for the continuation of health, disability, life and other insurance benefits, pension credit and 401(k) Plan matching for two years; and the lack of a tax gross-up feature. In order to better align payments under the change of control agreements with best practices, the bonus factored into calculations of payments in the case of a change of control is a three-year average of prior bonus payments. The change of control agreements allow for a reduction in payments so as to avoid adverse excise tax consequences to the executive officer.

See “Potential Payments on Change of Control and Other Employment-related Agreements” below for further information about these agreements.

Tax Aspects of Executive Compensation

When evaluating or making changes to the Company’s compensation program, we continue to consider any related tax implications, including that Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to certain executive officers to $1 million, and to make decisions that we believe are in the best interests of the Company and our shareholders.

Under Section 4999 of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change of control of a public corporation to the extent any payments received exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments under Section 280G of the Code. There are no gross-up features in our change of control agreements.

Section 409A of the Code provides a surtax with respect to various features of deferred compensation arrangements of publicly held corporations, mostly for compensation deferred on or after January 1, 2005. Our Defined Contribution and Defined Benefit Programs, and any employment agreements, are designed to help ensure that there are no adverse effects on the Company or executive officers as a result of these provisions; therefore, we do not expect these provisions to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board and can be found on the Company’s website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s 2022 Annual Report on Form 10-K and included in this Proxy Statement.

Karen L. Daniel, Chair

W. Dudley Lehman

Gregg M. Sherrill

Executive Compensation Information

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Nicholas T. Pinchuk Chairman, President and Chief Executive Officer	2022	$1,142,473	—	$4,673,039	$1,179,998	$1,738,702	$486,011	$264,437	$9,484,660
	2021	1,142,473	—	4,818,839	1,116,427	2,356,351	365,210	73,646	9,872,946
	2020	1,142,473	—	3,117,052	1,965,392	1,285,282	228,126	195,204	7,933,529
Aldo J. Pagliari Senior Vice President–Finance and Chief Financial Officer(6)	2022	578,435	—	1,221,548	411,241	553,190	169,117	83,167	3,016,698
	2021	556,614	—	1,331,129	411,207	688,809	131,463	29,520	3,148,742
	2020	552,622	—	882,331	556,071	383,385	89,373	62,694	2,526,476
Thomas J. Ward Senior Vice President and President–Repair Systems & Information Group	2022	621,210	—	1,244,831	419,136	606,175	—	46,839	2,938,191
	2021	612,216	—	1,356,764	419,137	734,659	—	1,320	3,124,096
	2020	610,586	—	915,419	609,312	412,161	570,350	52,595	3,170,423
Anup R. Banerjee Senior Vice President–Human Resources and Chief Development Officer	2022	484,512	—	1,013,476	341,251	463,349	143,649	70,868	2,517,105
	2021	470,400	—	1,101,172	340,166	582,164	111,211	24,341	2,629,454
	2020	464,593	—	759,613	479,168	313,600	76,406	50,988	2,144,368
Timothy L. Chambers Senior Vice President and President–Snap-on Tools Group	2022	490,219	—	868,694	292,496	570,003	1,411	55,567	2,278,390
	2021	472,500	—	859,062	265,394	637,875	75,262	25,443	2,335,536
	2020	468,750	—	518,991	319,445	334,028	84,026	28,096	1,753,336
(1)

The “Bonus” column includes only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual incentive plan that relate to the achievement of personal strategic business goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the grant date fair value computed in accordance with ASC 718 of equity awards under the 2011 Plan in each year presented. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 14 to our Consolidated Financial Statements.

The ultimate value of performance-based equity awards will depend upon the number of units that vest and the market price of our common stock at vesting. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market price of our common stock over the exercise price on the date of exercise, which cannot be forecasted with reasonable accuracy.

Equity awards granted during fiscal 2022 and 2021 consisted of performance-based share units (“PSUs”), restricted stock units (“RSUs”) and stock options. Equity awards granted during fiscal 2020 consisted of PSUs, performance-based RSUs and stock options.

PSUs vest based upon actual performance as compared to pre-defined goals for revenue growth and RONAEBIT during the applicable three-year performance period. PSUs are reported in the “Stock Awards” column at the grant date fair value at target in all years presented; participants can earn twice the number of PSUs granted for performance at maximum. In fiscal 2021, the Company began granting RSUs that have a three-year cliff vesting schedule based on continued service.

Performance-based RSUs, which were granted in fiscal 2020, were subject to vesting based upon actual performance as compared to pre-defined goals for operating income and RONAEBIT during the applicable one-year performance period followed by a two-year cliff vesting schedule. The performance-based RSUs are reported in the “Stock Awards” column at the grant date fair value at target in fiscal 2020; participants could have earned up to two times the number of performance-based RSUs for performance at maximum.

The value of the PSUs granted in 2022 for performance at maximum would be as follows for the named executive officers (the “NEOs”): Mr. Pinchuk—$7,009,664; Mr. Pagliari—$1,628,589; Mr. Ward—$1,659,916; Mr. Banerjee—$1,351,301; and Mr. Chambers—$1,158,258. The value of the PSUs granted in 2021 for performance at maximum would be as follows for the NEOs: Mr. Pinchuk—$7,228,353; Mr. Pagliari—$1,774,712; Mr. Ward—$1,809,272; Mr. Banerjee—$1,468,229; and Mr. Chambers—$1,145,416. The NEOs could have earned up to two times the value listed in the “Stock Awards” column for fiscal 2020 for performance at maximum with respect to the PSUs and performance-based RSUs granted in that fiscal year.

As a result of the Company’s performance, the fiscal 2020-2022 PSUs were earned at approximately 151.4% of target, as discussed above in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units.”

Based on the Company’s performance in fiscal 2020, the performance-based RSUs granted in that fiscal year did not meet the threshold performance level and were therefore forfeited.

See the Grants of Plan-Based Awards table and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards granted in fiscal 2022, and the Outstanding Equity Awards at Fiscal Year-End table for information regarding all outstanding awards.

(3)

Amounts shown represent the annual incentive earned under the 2011 Plan. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(4)

Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2022 and 2021, 2021 and 2020, and 2020 and 2019. For Mr. Ward, the actuarial present value of pension benefits decreased between fiscal year-end 2022 and 2021, and fiscal year-end 2021 and 2020. Since the change in the actuarial present value of benefits was negative—($1,640,515) for fiscal 2022 and ($221,386) for fiscal 2021—in accordance with SEC rules and related guidance, the amounts reported above for 2022 and 2021 for Mr. Ward were zero. See the Pension Benefits and Non-qualified Deferred Compensation tables below for further discussion regarding our Pension and Deferred Compensation Plans.

(5)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include Company contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance (beginning for fiscal 2022, contributions for life insurance are excluded because the plan does not discriminate in scope, terms or operation in favor of executive officers and is provided generally to all salaried employees), as well as dividend equivalents on vested PSUs and vested RSUs in the year earned (no PSUs or RSUs vested during fiscal 2021), to the extent not reflected in the grant date fair value calculation. The amounts included in the “All Other Compensation” column are listed in the following table:

Name	Year	Company Matching Contributions to 401(k) Plan ($)	Company Matching Contributions to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Dividend Equivalents on Vested Stock Awards ($)	Total ($)
Pinchuk	2022	$9,150	$95,815	—	$159,472	$264,437
	2021	8,700	64,133	$ 813	—	73,646
	2020	8,550	25,724	1,014	159,916	195,204
Pagliari	2022	9,150	28,867	—	45,150	83,167
	2021	8,700	19,500	1,320	—	29,520
	2020	8,550	8,029	1,560	44,555	62,694
Ward	2022	—	—	—	46,839	46,839
	2021	—	—	1,320	—	1,320
	2020	—	—	1,560	51,035	52,595
Banerjee	2022	9,150	22,850	—	38,868	70,868
	2021	8,700	14,820	821	—	24,341
	2020	8,550	5,388	942	36,108	50,988
Chambers	2022	9,150	24,693	—	21,724	55,567
	2021	8,700	15,496	1,247	—	25,443
	2020	8,550	5,513	1,463	12,570	28,096

(6)

The Company sponsors a non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement and Deferred Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, Mr. Pagliari deferred $172,202 and $95,846 of non-equity incentive plan compensation in fiscal 2022 and fiscal 2021, respectively, and $57,844, $55,662 and $55,262 of base salary in fiscal 2022, 2021, and 2020, respectively.

Table 4: Grants of Plan-Based Awards 2022

Name	Grant Date	Plan Name*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			—	—	—	4,140	16,558	33,116	(1)	—		—		—	$3,504,832
Pinchuk	2/10/22	Long-term awards	—	—	—	—	—	—		5,519	(2)	—		—	1,168,207
			—	—	—	—	—	—		—		32,286	(3)	$211.67	1,179,998
	2/10/22	Annual incentive(4)	$357,023	$1,428,092	$2,856,184	—	—	—		—		—		—	—
			—	—	—	962	3,847	7,694	(1)	—		—		—	814,294
Pagliari	2/10/22	Long-term awards	—	—	—	—	—	—		1,924	(2)	—		—	407,253
			—	—	—	—	—	—		—		11,252	(3)	211.67	411,241
	2/10/22	Annual incentive(4)	108,469	433,875	867,750	—	—	—		—		—		—	—
			—	—	—	980	3,921	7,842	(1)	—		—		—	829,958
Ward	2/10/22	Long-term awards	—	—	—	—	—	—		1,960	(2)	—		—	414,873
			—	—	—	—	—	—		—		11,468	(3)	211.67	419,136
	2/10/22	Annual incentive(4)	116,483	465,930	931,860	—	—	—		—		—		—	—
			—	—	—	798	3,192	6,384	(1)	—		—		—	675,651
Banerjee	2/10/22	Long-term awards	—	—	—	—	—	—		1,596	(2)	—		—	337,825
			—	—	—	—	—	—		—		9,337	(3)	211.67	341,251
	2/10/22	Annual incentive(4)	90,853	363,411	726,822	—	—	—		—		—		—	—
			—	—	—	684	2,736	5,472	(1)	—		—		—	579,129
Chambers	2/10/22	Long-term awards	—	—	—	—	—	—		1,368	(2)	—		—	289,565
			—	—	—	—	—	—		—		8,003	(3)	211.67	292,496
	2/10/22	Annual incentive(4)	91,936	367,744	735,488	—	—	—		—		—		—	—

*	All awards were made pursuant to the 2011 Plan.

(1)

The awards relate to grants of PSUs with a three-year performance period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” for further discussion regarding the awards.

(2)

Consists of RSUs awarded in fiscal 2022. The RSUs have a three-year cliff vesting schedule based on continued service. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

(3)

The options were granted at the regularly scheduled February 10, 2022 meeting of the Organization and Executive Compensation Committee (the “Compensation Committee” or the “Committee”) and have an exercise price equal to the closing price of Snap-on stock as reported on the NYSE on the date of grant ($211.67). The options vest in three annual increments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Stock Options” for further information regarding the awards.

(4)

Amounts represent the annual incentive opportunity available. Payouts are dependent on performance as compared to pre-defined goals. The targets relate to quantifiable consolidated Company financial performance—operating income and return on net assets. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals. Payments related to the total Company financial measures can increase from 25% of the target amount if a threshold level of performance has been reached to 200% of the target amount if a maximum level of performance has been achieved, and are adjusted proportionately and interpolated between performance levels. Achievement of the personal strategic business goals can range from zero percent to the maximum based on personal attainment of those goals.

See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(5)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. See Note 14 to our Consolidated Financial Statements.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, non-equity incentive plan compensation and/or stock awards.

Table 5: Outstanding Equity Awards at Fiscal Year-End December 31, 2022

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Pinchuk	130,000		$109.43	2/13/2024
	130,000		144.69	2/12/2025
	135,000		138.03	2/11/2026
	135,000		168.70	2/9/2027
	92,288		161.18	2/15/2028
	83,059		155.92	2/14/2029
	55,373	27,686	155.34	2/13/2030
	13,563	27,124	189.89	2/11/2031
		32,286	211.67	2/10/2032
								15,190	(3)	$3,470,763
								38,066	(3)	8,697,700
								16,558	(3)	3,783,337
					6,344	(4)	$1,449,541
					5,519	(4)	1,261,036
Pagliari	33,000		109.43	2/13/2024
	34,000		144.69	2/12/2025
	35,000		138.03	2/11/2026
	36,000		168.70	2/9/2027
	26,052		161.18	2/15/2028
	23,500		155.92	2/14/2029
	15,667	7,833	155.34	2/13/2030
	4,996	9,990	189.89	2/11/2031
		11,252	211.67	2/10/2032
								4,300	(3)	982,507
								9,346	(3)	2,135,468
								3,847	(3)	879,001
					2,337	(4)	533,981
					1,924	(4)	439,615
Ward	42,000		168.70	2/9/2027
	28,646		161.18	2/15/2028
	8,583		155.92	2/14/2029
	8,583	8,583	155.34	2/13/2030
	5,092	10,183	189.89	2/11/2031
		11,468	211.67	2/10/2032
								4,462	(3)	1,019,522
								9,528	(3)	2,177,053
								3,921	(3)	895,909
					2,381	(4)	544,035
					1,960	(4)	447,840
Banerjee	28,000		168.70	2/9/2027
	1,750		155.92	2/14/2029
	13,500	6,750	155.34	2/13/2030
	4,133	8,264	189.89	2/11/2031
		9,337	211.67	2/10/2032
								3,702	(3)	845,870
								7,732	(3)	1,766,685
								3,192	(3)	729,340
					1,933	(4)	441,671
					1,596	(4)	364,670
Chambers	7,000		109.43	2/13/2024
	7,000		144.69	2/12/2025
	8,000		138.03	2/11/2026
	9,500		168.70	2/9/2027
	7,594		161.18	2/15/2028
	12,000		155.92	2/14/2029
	9,000	4,500	155.34	2/13/2030
	3,224	6,448	189.89	2/11/2031
		8,003	211.67	2/10/2032
								2,530	(3)	578,080
								6,032	(3)	1,378,252
								2,736	(3)	625,149
					1,508	(4)	344,563
					1,368	(4)	312,574

(1)

Option awards granted under the 2011 Plan. All options have an exercise price equal to the value of our common stock on the grant date, vest in three annual increments beginning on the first anniversary following grant and expire 10 years from the relevant grant date.

(2)	Based on the $228.49 per share closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(3)

Consists of PSUs awarded under the 2011 Plan. Vesting of the PSUs is dependent upon cumulative performance relative to revenue growth and RONAEBIT over the relevant three-year performance period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” for additional information regarding awards.

On February 9, 2023, the Compensation Committee and Board of Directors reviewed the Company’s actual performance during the three-year performance period that concluded at the end of fiscal 2022 and approved a vesting percentage of 151.4% of target for the PSUs granted in fiscal 2020; the amounts reported above reflect this performance.

As of the end of fiscal 2022, performance for the PSUs granted in fiscal 2021 was between the target and maximum levels; therefore, the value of the award is shown at the maximum grant number. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2024 meetings.

As of the end of fiscal 2022, performance for the PSUs granted in fiscal 2022 was between the threshold and target levels; therefore, the value of the award is shown at target. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2025 meetings.

(4)

Consists of RSUs awarded under the 2011 Plan in fiscal 2021 and 2022. The RSUs have a three-year cliff vesting schedule. The RSUs granted in fiscal 2021 vest on February 11, 2024, and the RSUs granted in fiscal 2022 vest on February 10, 2025, subject to continued service. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” and the Grants of Plan-Based Awards table for more information.

Table 6: Option Exercises and Stock Vested 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Pinchuk	130,000	$19,380,604	11,804	$2,498,553
Pagliari	22,500	3,383,031	3,342	707,401
Ward	—	—	3,467	733,860
Banerjee	5,000	424,709	2,877	608,975
Chambers	6,500	1,000,042	1,608	340,365

(1)

Based on the difference between the exercise price and the sale price on the date of exercise with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise price and the average of the high and low trading prices of our stock on the NYSE on the date of exercise.

(2)

The 2019 long-term incentive program had a three-year performance period that concluded at the end of fiscal 2021. On February 10, 2022, the Compensation Committee and Board of Directors reviewed actual performance during fiscal 2019-2021 and determined that approximately 111.7% of the PSUs were earned and vested for each executive officer. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on February 10, 2022, the vesting date.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is therefore subject to the Code’s limits on eligible compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account-based formula. We do not make any specific contributions for the NEOs. All salaried employees hired since 2001 participate under the account-based formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in Note 12 to our Consolidated Financial Statements.

There are not any provisions in the plans providing for the granting of additional years of credited service beyond an employee’s working career, including the NEOs. There are provisions in the change of control agreements, which are described below, that indicate that two additional years of service may be granted for covered executives.

Supplemental Retirement Plan

Approximately 95 active and former executives, including the NEOs, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code. The Supplemental Plan has a final average pay formula and an account-based formula, both of which are based on the final average pay and account-based formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. The Supplemental Plan also includes deferred compensation as eligible pay for pension purposes. Qualified retirement plan compensation limits per participant were $305,000 per annum for 2022, $290,000 for 2021 and $285,000 for 2020 under Section 401(a)(17) of the Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Pinchuk	Snap-on Incorporated Retirement Plan(1)	20.5	$601,251	—
	Supplemental Retirement Plan(1)	20.5	3,514,864	—
Pagliari	Snap-on Incorporated Retirement Plan(1)	20.1	477,852	—
	Supplemental Retirement Plan(1)	20.1	821,735	—
Ward	Snap-on Incorporated Retirement Plan(2)(3)	35.0	1,741,119	—
	Supplemental Retirement Plan(2)(3)	35.0	4,643,941	—
Banerjee	Snap-on Incorporated Retirement Plan(1)	19.9	535,261	—
	Supplemental Retirement Plan(1)	19.9	594,563	—
Chambers	Snap-on Incorporated Retirement Plan(1)	19.0	335,431	—
	Supplemental Retirement Plan(1)	19.0	268,362	—

*	Mr. Ward’s credited service also includes service years from participating in a pension plan that was merged into the Pension Plan.

**	At December 31, 2022.

(1)

The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year, with a minimum interest rate of 3.75%. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS-imposed limits.

(2)

The total pension benefit is determined as described in footnote 3 below except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 3 below for service since August 5, 1996. For service prior to August 5, 1996, benefits are calculated according to the following formula:

[(2% x Final Average Pay x Projected Service) - (2.4% of Social Security benefit x Projected Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 50 with 10 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary and commissions paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

(3)

The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% x Final Average Pay x Years of Credited Service]

plus

[0.45% x {Final Average Pay minus Social Security Covered Compensation} x Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary, commission and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to social security retirement age.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years.

The Normal Form of Benefit (as defined in the Pension Plan) for benefits earned through 2012, is a 50% joint and survivor benefit with five years certain, which is unreduced since Mr. Ward has attained age 60. For benefits earned after 2012, the Normal Form of Benefit is a 50% joint and survivor annuity, which is also unreduced since Mr. Ward has attained age 65.

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions, including those to restore 401(k) Plan matching contributions otherwise limited by IRS regulations. Approximately 55 active and retired executives, including the NEOs, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of ERISA. Participants are allowed to defer amounts into a cash fund or into a Snap-on common stock fund. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the NEOs is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan complies with the requirements of Section 409A of the Code.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pinchuk	—	$95,815	$600,762	—	$9,855,115
Pagliari	$230,046	28,867	40,203	$48,753	1,241,802
Ward	—	—	6,659	—	194,724
Banerjee	—	22,850	248,682	—	4,699,471
Chambers	—	24,693	3,576	—	129,072

(1)

Amounts reported as Executive Contributions are discussed in footnote 6 to the Summary Compensation Table and amounts reported as Registrant Contributions are reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	These amounts were deferred in prior years. Mr. Pagliari’s distribution was paid according to a scheduled deferral election.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior Annual Meetings of Shareholders: Mr. Pinchuk—$3,082,166; Mr. Pagliari—$955,881; Mr. Ward—$81,623; Mr. Banerjee—$1,212,518; and Mr. Chambers—$31,176.

Potential Payments on Change of Control

and Other Employment-related Agreements

We have change of control agreements with the NEOs to provide continued compensation and benefits in the event of a “change of control,” which is defined in the agreements to include a merger or similar transaction involving the Company, a third party becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s Board or a liquidation of the Company. The agreements are for one-year terms and are automatically extended each year for another one-year term unless notice is given. The agreements provide that if there is a change of control, then the terms will continue for 24 months.

The circumstances under which benefits are payable pursuant to the agreements generally are a change of control plus one of the following: the termination of the executive officer without cause by the Company or by the officer for other defined reasons within two years after a change of control; or the termination of the executive officer’s employment by the Company without cause in anticipation of a change of control.

Benefits under the change of control agreements include:

•

A lump sum payment equal to two times the sum of: (i) the executive officer’s base salary prior to termination; and (ii) an amount equal to the average of the individual’s bonus or incentive compensation paid or payable for the three full fiscal years prior to the year in which the change of control of the Company occurs;

•

All annual bonus or incentive awards that were earned but not yet paid are to be paid, and all annual bonus or incentive awards that were not yet earned are deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change of control, based on the executive officer’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change of control;

•	Continuation of health, disability, life and other insurance benefits for two years;

•	Two years’ credit for service for the purposes of any pension benefit plan in which the executive officer participated;

•	401(k) Plan matching payments will be given for two years;

•	Payment of any accrued but unpaid compensation; and

•	A reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

Such benefits under the agreements are payable regardless of the former officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits are to be reduced if the executive officer obtains other employment.

Under the 2011 Plan, accelerated vesting will be provided for certain awards only if there is a termination of employment following a change of control, except to the extent the Committee provides a result more favorable to holders of awards.

The following table sets forth the estimated current value of benefits that could be paid to our NEOs upon a change of control under the individual change of control agreements. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur.

Table 9: Potential Payments on Change of Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Stock Awards(4)	Other(5)	Estimated Tax Gross Up(6)	Total
Pinchuk	$5,871,837	$1,060,421	$3,615,268	$19,690,192	$41,904	—	$30,279,622
Pagliari	2,254,705	381,477	1,147,857	5,052,016	43,224	—	8,879,279
Ward	2,417,585	—	1,213,796	5,149,262	42,300	—	8,822,943
Banerjee	1,891,849	327,095	969,802	4,184,847	42,276	—	7,415,869
Chambers	2,015,463	280,586	712,678	3,408,770	43,079	—	6,460,576

(1)

This amount represents two times the sum of the executive officer’s base salary immediately prior to the termination of employment and an amount equal to the average of the individual’s bonus or incentive compensation paid or payable for the three full fiscal years prior to the year in which the change of control of the Company occurs, as specified by the change of control agreements. These amounts are based on the base salary in effect on December 31, 2022, and the average annual incentive compensation paid for the last three fiscal years.

(2)

This amount represents the present value of an additional two years of service under the Pension Plans and an additional two years of 401(k) Plan matching payments, as specified by the change of control agreements. These amounts are based on the calculation included in the footnotes to the Pension Benefits table.

(3)

Accelerated vesting would only occur for outstanding unvested stock options granted under the 2011 Plan if there was a termination of employment following a change of control. The amounts shown represent the value of such unvested stock options based on the $228.49 per share closing price of our common stock on December 30, 2022, the last trading day of fiscal 2022.

(4)

These amounts represent the value of the unvested PSUs and RSUs (as well as related dividend equivalents) held by the executive officer, which would become vested only if there was a termination of employment following a change of control, based on the fiscal year-end closing price of our common stock.

(5)	These amounts include payments for two years of life insurance and medical and dental benefits, as specified by the change of control agreements.

(6)	The agreements do not provide a tax gross up; however, they do allow for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

In addition to the agreements discussed in this section, the NEOs also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2022:

•	Median of annual compensation of all employees excluding the CEO – $64,577

•	Annual total compensation of the CEO – $9,484,660

•	Ratio of CEO annual total compensation to median employee compensation – 147:1

The Company is using the same median employee—an individual serving in a manufacturing role in the United States—for pay ratio purposes that it used in its fiscal 2021 calculation since there have not been any changes in the Company’s employee population or employee compensation arrangements that it believes would significantly impact the pay ratio disclosure. For a discussion regarding how the Company identified its median employee from a compensation perspective, please see “Pay Ratio Disclosure” in the Company’s Proxy Statement for its 2022 Annual Meeting of Shareholders. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2022 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation of our CEO, as reported in the Summary Compensation Table.
PAY VERSUS PERFORMANCE
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following information:

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)(3)(4)	Average Summary Compensation Table Total for non-PEO Named Executive Officers (1)	Average Compensation Actually Paid to non-PEO Named Executive Officers (2)(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (6)	Operating Income (6)	RONAEBIT (7)
					Total Shareholder Return (5)	Peer Group Total Shareholder Return (5)
2022	$9,484,660	$12,577,620	$2,687,596	$3,520,186	$145.95	$127.15	$911.7	$954.7	35.5%
2021	9,872,946	17,335,075	2,809,457	4,597,000	134.00	134.52	820.5	852.9	35.5%
2020	7,933,529	3,713,918	2,398,651	1,274,781	104.01	111.06	627.0	630.9	27.8%

(1)	Information for the principal executive officer (“PEO”) for all years presented relates to Nicholas T. Pinchuk, Chairman, President and Chief Executive Officer.
Information for the non-PEO Named Executive Officers for all years presented relates to:

•	Aldo J. Pagliari – Senior Vice President–Finance and Chief Financial Officer

•	Thomas J. Ward – Senior Vice President and President–Repair Systems and Information Group

•	Anup R. Banerjee – Senior Vice President–Human Resources and Chief Development Officer

•	Timothy L. Chambers – Senior Vice President and President–Snap-on Tools Group

(2)
The dollar amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO Named Executive Officers” columns represent the amount of “compensation actually paid” to these executive officers as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to these individuals during the applicable year.

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns for the PEO and non-PEOs NEOs was determined by reference to: (i) for stock options, a Black-Scholes value as of the relevant measurement date; (ii) for outstanding RSU awards from 2021 and 2022, the closing price on the applicable year-end dates or, in the case of vesting dates, the actual vesting price; and (iii) for the 2020 RSUs and PSUs granted in 2020 through 2022, the same valuation methodology as RSU awards discussed above except that year-end values are multiplied by the probability of achievement as of each such date.

(3)
For the portion of compensation included in the “Compensation Actually Paid” columns that is based on year-end stock prices, the following prices were used: 2022—$228.49; 2021—$215.38; and 2020—$171.14. For PSUs that vested during the fiscal year, the values are based on the closing stock price on the vesting date, which was $211.67 in fiscal 2022, and $155.34 in fiscal 2020. For

RSUs that vested during the fiscal year, the values are based on the closing stock price on the vesting date, which was $171.14 in fiscal 2020. For the PSUs that were forfeited in fiscal 2021, the value is based on the closing stock price as of the end of fiscal 2020—$171.14. The performance-based RSUs granted in fiscal 2020, which could have been earned based on fiscal 2020 consolidated financial performance, did not vest and were, therefore, forfeited. For further information regarding the valuation of equity awards, see Note 14 to our Consolidated Financial Statements.

(4)	The amounts reported in these columns for the periods presented reflect the following adjustments from total compensation as reported in the Summary Compensation Table (the “SCT”):

	PEO	Average Non-PEO
Total Compensation Reported in 2022 SCT	$9,484,660	$2,687,596
Less: Value of Option Awards reported in SCT	(1,179,998)	(366,031)
Less: Value of Stock Awards reported in SCT	(4,673,039)	(1,087,137)
Less: Change in Pension Value in SCT	(486,011)	(78,544)
Less: Fair value of awards granted in prior fiscal years that failed to vest	—	—
Plus: Year-end value of awards granted in the fiscal year that are unvested and outstanding	5,044,374	1,173,525
Plus: Change in fair value of prior year awards that are unvested and outstanding	1,961,645	438,230
Plus: Change in fair value of prior year awards that vested in the fiscal year	(43,795)	(10,476)
Plus: Year-end value of options granted in fiscal year that are unvested and outstanding	1,627,579	504,869
Plus: Change in fair value of prior year options that are unvested and outstanding	823,191	234,863
Plus: Change in fair value of prior year options that vested in the fiscal year	19,013	4,666
Plus: Dividends paid on unvested awards	—	—
Plus: Pension service cost in the fiscal year	—	18,625
Actual Compensation Paid for Fiscal Year 2022	$12,577,620	$3,520,186

	PEO	Average Non-PEO
Total Compensation Reported in 2021 SCT	$9,872,946	$2,809,457
Less: Value of Option Awards reported in SCT	(1,116,427)	(358,976)
Less: Value of Stock Awards reported in SCT	(4,818,839)	(1,162,032)
Less: Change in Pension Value in SCT	(365,210)	(79,484)
Less: Fair value of awards granted in prior fiscal years that failed to vest	—	—
Plus: Year-end value of awards granted in the fiscal year that are unvested and outstanding	8,458,207	1,959,466
Plus: Change in fair value of prior year awards that are unvested and outstanding	2,486,223	605,915
Plus: Change in fair value of prior year awards that vested in the fiscal year	—	—
Plus: Year-end value of options granted in fiscal year that are unvested and outstanding	1,440,007	463,020
Plus: Change in fair value of prior year options that are unvested and outstanding	1,006,273	249,872
Plus: Change in fair value of prior year options that vested in the fiscal year	371,895	89,687
Plus: Dividends paid on unvested awards	—	—
Plus: Pension service cost in the fiscal year	—	20,075
Actual Compensation Paid for Fiscal Year 2021	$17,335,075	$4,597,000

	PEO	Average Non-PEO
Total Compensation Reported in 2020 SCT	$7,933,529	$2,398,651
Less: Value of Option Awards reported in SCT	(1,965,392)	(490,999)
Less: Value of Stock Awards reported in SCT	(3,117,052)	(769,088)
Less: Change in Pension Value in SCT	(228,126)	(205,039)
Less: Fair value of awards granted in prior fiscal years that failed to vest	(1,214,582)	(278,960)
Plus: Year-end value of awards granted in the fiscal year that are unvested and outstanding	1,717,048	423,700
Plus: Change in fair value of prior year awards that are unvested and outstanding	(250,790)	(59,993)
Plus: Change in fair value of prior year awards that vested in the fiscal year	(228,108)	(49,774)
Plus: Year-end value of options granted in fiscal year that are unvested and outstanding	1,933,364	482,998
Plus: Change in fair value of prior year options that are unvested and outstanding	(412,320)	(98,840)
Plus: Change in fair value of prior year options that vested in the fiscal year	(453,653)	(102,850)
Plus: Dividends paid on unvested awards	—	—
Plus: Pension service cost in the fiscal year	—	24,975
Actual Compensation Paid for Fiscal Year 2020	$3,713,918	$1,274,781
Pension service cost was calculated using the same methodology as used for the Company’s Consolidated Financial Statements, which is discussed in Note 12 to our Consolidated Financial Statements.

(5)
The share prices illustrate the cumulative total shareholder return (“TSR”) each year of Snap-on common stock and of the S&P 500 Industrials Index since December 31, 2019, of a $100 investment, assuming that dividends were reinvested quarterly.

(6)
Net income and Operating income are reported in millions. Operating income represents income from continuing operations, excluding financial services income and the effect of foreign currency translation.

(7)
Return on net assets employed before interest and taxes (“RONAEBIT”) is calculated using a thirteen-month average and represents return on net assets employed before interest and taxes, excluding financial services and the effect of foreign currency translation. This methodology is consistent with that employed to calculate a company’s weighted average cost of capital.

In accordance with our pay-for-performance philosophy, we place a significant amount of each executive officer’s pay at risk so that the officer is rewarded for achieving Snap-on’s long-term and short-term strategic business goals, taking into consideration both internal business and external shareholder perspectives. Our executive compensation philosophy drives programs structured to pay for operating and individual performance, and our pay program is aligned with our key long-term and short-term strategic business objectives.

The graph below illustrates the relationship between the compensation actually paid to the Company’s CEO (referred to in the graphs below as the PEO) and the average of the compensation paid to the other NEOs, and the TSR of Snap-on common stock and the S&P 500 Industrials Index for the indicated fiscal years:

The graph below presents the relationship between the compensation actually paid to the
Company’s CEO
an
d the average of the compensation paid to the other NEOs and the Company’s net income and operating income for the indicated fiscal years.

The graph below presents the relationship between the compensation actually paid to the Company’s CEO and the average of the compensation paid to the other NEOs and the Company’s RONAEBIT for the indicated fiscal years:

The table below includes the metrics that the Company believes are the most important financial performance measures
u
sed to link compensation actually paid to Company performance for the most recently completed fiscal year:

Financial Performance Measure	Description
Operating income	Metric in annual incentive plan
RONAEBIT	Metric in annual incentive plan and PSUs
Sales	Metric in PSUs
Share price	Impacts value of stock options, PSUs and RSUs
COMPENSATION AND RISK
The Company performed a risk assessment to determine whether the components and design of the compensation plans for our associates promote excessive risk-taking. This assessment examined the following factors: overall compensation program design; performance metrics and goal setting; administrative procedures; and communication as well as disclosure. To further evaluate the risks associated with our compensation program, the Company’s internal audit function identified the internal controls within our compensation plans and policies and mapped these controls to the tests performed under the framework used by the Company to evaluate its internal controls for financial reporting purposes.
With regard to compensation plans for our senior executives, whose actions may expose the Company to the most significant business risks, the Company believes that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value without exposing the Company to material adverse risks. In addition to the internal controls mentioned above, we believe the following factors also mitigate the likelihood of excessive risk-taking: stock ownership guidelines; annual caps on cash bonuses; the percentage of long-term equity in the compensation mix; formal recoupment policies; and the discretion granted to the Organization and Executive Compensation Committee to monitor payouts.
Therefore, as a result of this assessment, we have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

ITEM 3:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, we are holding an advisory vote of our shareholders to approve the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and “Executive Compensation Information” in this proxy statement pursuant to Item 402 of the SEC’s Regulation S-K. We currently hold annual advisory votes to approve executive compensation, which is the frequency shareholders supported at the last advisory vote related to the frequency of these votes. At the Annual Meeting, we are also holding an advisory vote of our shareholders regarding the frequency of future advisory votes to approve executive compensation; see “Item 4: Advisory Vote Related to the Frequency of Future Advisory Votes to Approve Executive Compensation.”

As described in “Compensation Discussion and Analysis” above, we design our executive compensation program to attract and retain high quality executive officers, to pay for operating performance funded by positive financial results, to pay at competitive levels, to increase the percentage of pay-at-risk with increasing levels of responsibility and to encourage adherence to the Company’s values of integrity, respect and uncompromising safety. A significant portion of our executive officers’ compensation is at risk, reflecting the Company’s philosophy that individuals should be rewarded for performance that contributes to Snap-on achieving its long-term and short-term strategic business objectives. In addition, the Company also seeks to reward its executive officers for operating performance, as well as the accomplishment of corporate and personal performance goals. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the long and short term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Organization and Executive Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 4:	ADVISORY VOTE RELATED TO THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Pursuant to SEC rules, we are required to hold an advisory shareholder vote related to the frequency of future advisory votes to approve named executive officer compensation at least every six years. The last such vote was held at the 2017 Annual Meeting. Advisory votes to approve executive compensation may be held every one, two or three years. The Company currently holds these advisory votes annually and the Board is recommending that the Company continue to hold an advisory vote to approve named executive officer compensation every year for the reasons discussed below.

The Company believes that advisory votes on executive compensation should continue to be conducted every year so that shareholders may annually express their views on our executive compensation program. The Company’s executive compensation program is designed to promote the achievement of shareholder returns; therefore, the Company believes that holding an advisory vote on executive compensation every year allows our shareholders to assess whether this program is appropriately motivating employees and driving such returns. Such frequency would also coincide with the performance period of the annual incentive awards granted to our executive officers and discussed in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives.”

Similar to the vote to approve executive compensation, this proposal is also an advisory vote and is not binding on the Company. However, the Company values the opinions expressed by our shareholders, and will consider the outcome of both the advisory vote to approve named executive officer compensation and the advisory vote regarding the frequency of future advisory votes when making future decisions on the frequency of such votes.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE HOLDING OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION ANNUALLY (i.e., “1 Year” ON THE PROXY CARD OR VOTING INSTRUCTION FORM).

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchases and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Business Conduct and Ethics and Corporate Governance Guidelines and other Company and Board policies. However, Snap-on does not have specific guidelines either permitting or prohibiting particular kinds of transactions. Any such transaction must be reviewed and evaluated in advance by the Audit Committee. The Company requires directors and executive officers to disclose transactions or potential transactions to it for consideration. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

Jeffrey Gaskill, who is the son-in-law of Thomas J. Ward, Senior Vice President and President–Repair Systems & Information Group, is employed by the Company, but is not an executive officer. Mr. Gaskill’s annual base salary exceeds the $120,000 reporting threshold and he participates in the Company’s incentive plans, as well as its other benefit plans, on the same basis as other salaried employees. Mr. Gaskill’s compensation is determined in accordance with the Company’s standard policies and procedures, and Mr. Ward is not involved in the evaluation of his performance.

In fiscal 2022, the Company did not have any other transactions with directors, executive officers or greater-than-5% shareholders requiring disclosure under applicable SEC rules. However, please see “Corporate Governance Practices and Board Information—Board Information” above for certain matters that the Board considered in determining director independence.

Delinquent Section 16(a) Reports

The Company files the reports required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of its executive officers and directors. We believe that during fiscal 2022 our executive officers and directors complied with all filing requirements under Section 16(a).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to Shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to Shareholders and/or Proxy Statement, without charge, to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143.

Copy of Annual Report

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2022, will be provided without charge to each record or beneficial owner of shares of the Company’s common stock as of February 27, 2023 (the record date for the 2023 Annual Meeting of Shareholders), on the written request of that person directed to the Office of the Corporate Secretary at the address set forth in “Commonly Asked Questions and Answers About the Annual Meeting” in this Proxy Statement. In addition, copies are available on the Company’s website at www.snapon.com.

Information Available on the Company’s Website

The Company has made references to information contained on or available through its website for your use as background information only. This information is not part of, or incorporated by reference into, this Proxy Statement.

Forward-looking Statements

Statements in this Proxy Statement that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “plans,” “targets,” “estimates,” “believes,” “anticipates,” “intends,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this Proxy Statement may contain statements that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the Company’s reports filed with the SEC, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this Proxy Statement, except as required by law.

Appendix A

SNAP-ON INCORPORATED

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS1

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1.

A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.

A director who receives, or whose Immediate Family Member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.

A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.

A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5.

A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.[2]

[1]	Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.

[2]

In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

A-1

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships:    A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services:    A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services:    A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities:    A director is not independent if the director or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company, unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m. Central Time on April 27, 2023.

Online Go to www.investorvote.com/sna or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals –	The Board of Directors recommends a vote “FOR” each of the nominees for director listed in Item 1, “FOR” Items 2 and 3, and for “1 Year” on Item 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - David C. Adams	☐	☐	☐	02 - Karen L. Daniel	☐	☐	☐	03 - Ruth Ann M. Gillis	☐	☐	☐
	04 - James P. Holden	☐	☐	☐	05 - Nathan J. Jones	☐	☐	☐	06 - Henry W. Knueppel	☐	☐	☐
	07 - W. Dudley Lehman	☐	☐	☐	08 - Nicholas T. Pinchuk	☐	☐	☐	09 - Gregg M. Sherrill	☐	☐	☐
	10 - Donald J. Stebbins	☐	☐	☐

			For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Snap-on Incorporated’s independent registered public accounting firm for fiscal 2023.		☐	☐	☐

3.	Advisory vote to approve the compensation of Snap-on Incorporated’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote related to the frequency of future advisory votes to approve the compensation of Snap-on Incorporated’s named executive officers.	☐	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of the convenience of voting your shares electronically through the internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed on the reverse side in the gray bar to access the system.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Snap-on Incorporated	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Nicholas T. Pinchuk and Richard T. Miller as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the common stock of Snap-on Incorporated held of record by the undersigned as of the close of business on February 27, 2023, at the Annual Meeting of Shareholders to be held at 10:00 a.m. Central Time on Thursday, April 27, 2023, or at any adjournment thereof.

If no choice is specified, this Proxy will be voted “FOR” each of the nominees for director in the Proxy Statement, “FOR” Items 2 and 3, and for “1 Year” on Item 4. In the absence of an instruction to the contrary, this Proxy will be voted in accordance with the recommendations of the Board of Directors on the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.